WONDERFI TECHNOLOGIES INC.

(formerly, Austpro Energy Corporation)

2022 ANNUAL INFORMATION FORM

March 31, 2023

GLOSSARY OF TERMS

The following is a glossary of certain defined terms used throughout this AIF. This is not an exhaustive list of defined terms used in this AIF and additional terms are defined throughout. Terms and abbreviations used in the financial statements of the Company and the Company's MD&A attached as schedules to this AIF are defined separately in such schedules, and the terms and abbreviations defined below are not used, except where otherwise indicated. Words importing the singular, where the context requires, include the plural and vice versa, and words importing any gender include all genders.

"Amalgamation" means the amalgamation of DeFi and SubCo pursuant to Section 269 of the BCBCA pursuant to the terms of the Amalgamation Agreement;

"Amalgamation Agreement" means the amalgamation agreement dated June 3, 2021, among Austpro, DeFi and SubCo with respect to the Amalgamation;

"Audit Committee" means the audit committee of the Board;

"Austpro" has the meaning ascribed to such term under "Three Year History of the Company";

"Austpro Consolidation" means the consolidation of the Austpro common shares on the basis of one (1) post-consolidation Austpro common shares for each 8.727 pre-consolidation Austpro common shares resulting in an aggregate of 1,700,192 Consolidation Shares to be completed prior to the Effective Time;

"BCBCA" means the Business Corporations Act (British Columbia), as amended, including the regulations promulgated thereunder;

"BCSC" means the British Columbia Securities Commission;

"Board" means the board of directors of the Company;

"BitGo" means BitGo Trust Company, Inc. a trust company duly organized and chartered in South Dakota that provides third-party crypto asset custodial services to Bitbuy and Coinberry;

"Common Shares" means the common shares of the Company;

"Company" or "WonderFi" means WonderFi Technologies Inc.;

"Compensation, Nomination and Governance Committee" means the compensation, nomination and governance committee of the Board;

"crypto asset" or "digital asset" means a digital representation of value protected by a cryptographic distributed ledger system that can align with the colloquial reference of a "cryptocurrency";

"DeFi" means DeFi Ventures Inc., a company incorporated under the BCBCA, that was amalgamated with the Subco pursuant to the Transaction to form WonderFi Digital Inc., which now operates the business of DeFi;

"Equity Incentive Plan" means the Amended Omnibus Equity Incentive Plan of the Company;

"NI 52-110" has the meaning ascribed to such term under "Audit Committee - Composition of the Audit Committee";

"NP 46-201" means National Policy 46-201 - Escrow for Initial Public Offerings;

"October 2021 Bought Deal" has the meaning ascribed to such term under "Three Year History of the Company";

"Options" means stock options to acquire Common Shares;

"OSC" means the Ontario Securities Commission;

"Person" includes an individual or company;

"RSU" has the meaning ascribed to such term under the Company's Equity Incentive Plan;

"Securities Laws" means securities legislation, securities regulations and securities rules, and the policies, notices, instruments and blanket orders of applicable securities regulators, in force from time to time, and as may be amended from time to time, that are applicable to an issuer;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"SubCo" has the meaning ascribed to such term under "Three Year History of the Company"

"Subscription Receipt Financing" means the brokered private placement of subscription receipts of DeFi (the "Subscription Receipts") at a price per Subscription Receipt of $1.00, for aggregate gross proceeds of $17,715,000 and each Subscription Receipt being exchangeable, without additional consideration, for one DeFi Share, which shall be exchanged by the holder thereof for economically equivalent securities of the Company, on a post-consolidated basis;

"Transaction" means, collectively, the Amalgamation, the Subscription Receipt Financing, the Austpro Consolidation, and all transactions contemplated by the Amalgamation Agreement, as further described in "Three Year History of the Company";

"Warrant Indenture" means the warrant indenture entered into by the Company in connection with the October 2021 Bought Deal, whereby a maximum of 8,605,478 Warrants (subject to adjustment), each exercisable to acquire one Common Share at an exercise price of $2.55 until October 26, 2024, were created and authorized to be issued; and

"Warrants" means the warrants outstanding to acquire Common Shares;

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this AIF constitute forward-looking statements or forward-looking information (collectively "forward-looking statements") within the meaning of applicable Securities Laws. Forward-looking statements are often, but not always, identified by the use of words or phrases such as "may", "is expected to", "anticipates", "believes", "estimates", "intends", "plans", and similar words suggesting future outcomes, or language suggesting an outlook, including that certain actions, events or results "may", "could", "would", "might" or "will" occur or be achieved, and variations of any such words or phrases. In particular, this AIF contains forward-looking statements with respect to:

  the Company's future business strategy, including its intended product and service offerings and its intention to add additional products and revenue streams in the future;
  expectations about the future price of crypto assets;
  expectations regarding future competitive conditions;
  the expected corporate governance policies of the Company;
  the expected dividend policies of the Company; and
  the impact of future regulatory action.

Forward-looking statements in this AIF are based on the current beliefs of management of the Company, as well as assumptions made by, and information currently available to, Company, as applicable, regarding, among other things, the expected:

  success of the operations of the Company;
  the Company's ability to attract and retain key personnel;
  legislative and regulatory environments of the jurisdictions where the Company will carry on business or  have operations;
  impact of competition and the competitive response to the Company's business strategy;
  timing and amount of the Company's capital and other expenditures;
  conditions in cryptocurrency and financial markets, and the economy generally; and
  ability of the Company to obtain additional financing, if and as needed, on satisfactory terms or at all.

Furthermore, such forward-looking statements involves a variety of known and unknown risks, uncertainties and other factors which may cause the actual plans, intentions, activities, results, performance or achievements of the Company to be materially different from any future plans, intentions, activities, results, performance or achievements expressed or implied by such forward-looking statements. Such risks include, without limitation:

  necessary approvals may not be acquired;
  the Company's operating results will experience significant fluctuations due to the highly volatile nature of crypto assets;
  the future development and growth of centralized finance and decentralized finance are subject to a variety of factors that are difficult to predict and evaluate which could adversely affect Company's  business, operating results, and financial position;
  the Company operates in a heavily regulated environment and any material changes or actions could lead to negative adverse effects to the business model, operational results, and financial condition of the Company;
  regulation of blockchain, crypto assets and protocols;
  failure to protect its intellectual property;
  reliance on third-party software;
  effectiveness and efficiency of advertising and promotional expenditures, brand maintenance and promotion;
  requirement to attract and retain customers and users to the Company apps and products;
  growth and consolidation in the industry;
  the Company may require additional funding to finance operations that could be potentially dilutive to current  shareholders or increase default risk;

  the COVID-19 pandemic may significantly impact financial markets and have an adverse effect on the Company's business, operational results, and financial condition;
  changes to bank fees or practices, or payment card networks;
  key personnel risk;
  reliance on development and maintenance of internet infrastructure;
  risks related to potential interruption or failure of the Company's information technology and communications systems;
  crypto assets in the custody of BitGo and other service providers;
  risks related to potential undetected errors in the Company's software;
  litigation risk;
  lack of operating history;
  global economic risk;
  the Company's overarching strategy may not lead to the maximization of short-term or medium-term financial results;
  general market adoption to crypto assets has been relatively limited to date and further adoption is uncertain, which may result in adverse effects to the Company's business, operating results, and financial condition;
  if participants on any of the blockchain networks the Company interact with demand high transaction fees, the Company's operating results may be adversely affected;
  the Company expects operating expenses to rise sharply as the Company continues to grow, which may impact the Company's ability to achieve or sustain profitability for a significant period of time; and
  conflicts of interest of management.

Although the Company has attempted to identify important factors that could cause actual actions, events, conditions, results, performance or achievements to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events, conditions, results, performance or achievements to differ from those anticipated, estimated or intended. If any of these risks or uncertainties materialize, or if assumptions underlying the forward-looking statements prove incorrect, actual results might vary materially from those anticipated in those forward-looking statements. See "Risk Factors" for a discussion of certain factors investors should carefully consider before deciding to invest in the Company.

Readers are cautioned that these factors and risks are difficult to predict and that the assumptions used in the preparation of forward-looking statements, although considered reasonably accurate at the time of preparation, may prove to be incorrect. Accordingly, readers are cautioned that the Company's actual results achieved could vary from the information provided in this AIF, and the variations may be material. Readers are also cautioned that the foregoing list of factors is not exhaustive. Consequently, there is no representation by the Company that actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. To date, no securities regulatory authority or regulator has reviewed or commented on any of the statements made in this AIF. Furthermore, the forward-looking statements contained in this AIF are made as of the date of this AIF, and the Company does not undertake any obligation, except as required by applicable Securities Laws, to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this AIF are expressly qualified by this cautionary statement.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this AIF concerning the Company's industry and the markets in which it operates, including general expectations and market position, market opportunities and market share, is based on information from independent industry organizations, other third-party sources (including industry publications, surveys and forecasts) and management studies and estimates.

Unless otherwise indicated, the Company's estimates are derived from publicly available information released by independent industry analysts and third-party sources as well as data from the Company's internal research and knowledge of the crypto asset market and economy, and include assumptions made by the Company which management believes to be reasonable based on their knowledge of the Company's industry and markets. The Company's internal research and assumptions have not been verified by any independent source, and it has not independently verified any third-party information. While the Company believes the market position, market opportunity and market share information included in this AIF is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of the Company's future performance and the future performance of the industry and markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under "Forward-Looking Statements" and "Risk Factors".

CURRENCY AND OTHER INFORMATON

Unless otherwise indicated, all references to "$" are to Canadian dollars and references to "US$" are to United States dollars.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was originally incorporated under the name "Austra Resources Corporation" pursuant to the BCBCA on November 1, 1990. In connection with a reverse take-over transaction, the Company changed its name to "WonderFi Technologies Inc." See Three Year History of the Company. The Company's Common Shares trade on the Toronto Stock Exchange under the trading symbol "WNDR".

The registered and head office of the Company is located at Suite 250, 780 Beatty Street Vancouver, British Columbia V6B 2M1. The Company maintains a website at www.wonder.fi. Information contained on the Company's website is not part of this AIF, nor is it incorporated by reference herein.

Material Amendments to the Company's Articles

On November 23, 2018, the Company adopted a new set of articles of incorporation to remove the special rights and restrictions attached to its Common Shares, and to replace the special rights and restrictions attached to its first preferred shares to ensure compliance with the BCBCA.

On November 29, 2018, the Company consolidated its Common Shares on a 4 old for 1 new basis, pursuant to which the Company changed the authorized number of Common Shares from 100,000,000 to 25,000,000.

On November 30, 2018, the authorized number of Common Shares of the Company was changed to an unlimited amount.

On August 25, 2021, in connection with the Transaction, the Company completed the Austpro Consolidation, a consolidation of its Common Shares on an 8.7279882 old to one new basis.

On September 12, 2022, by special resolution in connection with the annual general shareholder meeting, the Company introduced new rights relating to advance notice for the nomination of directors to its articles.

Intercorporate Relationships

The following table describes the corporate structure of the Company and its subsidiary, their place of incorporation, continuance or formation, and the percentage of the outstanding voting securities of each subsidiary that are beneficially owned, controlled or directed by the Company:

WONDERFI TECHNOLOGIES INC. (BC CORPORATION)
Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
WonderFi Digital Inc.	100% (direct)	British Columbia
WonderFi Interactive Ltd.	100% (direct)	British Columbia
Bitbuy Holdings Inc.	100% (direct)	Ontario
Coinberry Limited	100% (direct)	Canada (Federal Corporation)
Blockchain Foundry Inc.	100% (direct)	British Columbia

BITBUY HOLDINGS INC. (ON CORPORATION)
Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
Bitbuy Technologies Inc.	100% (direct)	Ontario
Blockchain Markets Inc.	100% (direct)	Ontario
Twenty One Digital Inc	100% (direct)	Ontario
Bitbuy Gaming Inc.	100% (direct)	Ontario

COINBERRY LIMITED (FEDERAL CORPORATION)
Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
Coinberry USA, LLC	100% (direct)	Ontario

BLOCKCHAIN FOUNDRY INC (BC CORPORATION)
Name of Subsidiary	Percentage of Voting Securities Owned	Jurisdiction of Incorporation or Continuance
Blockchain Foundry 2018 Ltd.	100% (direct)	Ontario

This diagram presents the intercorporate relations of the Company as of the date of this AIF:

DESCRIPTION AND GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History of the Company

The Company was originally incorporated under the BCBCA as "Austra Resources Corporation" pursuant to an amalgamation between Austra Resources Corporation and Barkerville Mining Company Limited (N.P.L.) on November 1, 1990. Effective January 26, 1996, the Company changed its name to "Austpro Energy Corporation" ("Austpro"). Until 2001, the Company's principal business was the exploration and development of oil and gas properties. Following the disposition of its interests in oil and gas properties in 2000 and 2001, the Company was then dissolved on February 13, 2006, and restored on May 30, 2006, under the BCBCA. During this time the Company had no active  business and was focused on identifying and evaluating opportunities for the acquisition of an interest in a new business.

On April 14, 2021, the Company entered into a binding letter of intent to acquire all of the issued and outstanding shares of DeFi Ventures Inc. ("DeFi") by way of a three-cornered amalgamation (the "Transaction"). On August 20, 2021, the Company's Common Shares were listed on the NEO Exchange under the symbol "AUS", effective at the open of the market. In connection with the Transaction, the articles of the Company were amended to change its name to "WonderFi Technologies Inc." and the Company carried on the business previously carried on by DeFi. On August 30, 2021, the Company acquired all of the issued and outstanding shares of DeFi.

On January 4, 2022 the Company announced that it had entered into a business combination agreement to acquire First Ledger Corp ("FLC"). FLC, subsequently renamed "Bitbuy Holdings Inc.", is the holding company of Bitbuy Technologies Inc ("Bitbuy"). Bitbuy's principal business is operating the Bitbuy crypto asset trading platform, with its business operations in Canada. Bitbuy became registered as a money services business with the Financial Transactions and Reports Analysis Centre of Canada on February 7, 2020. On November 30, 2021, Bitbuy became registered as a restricted dealer under the Securities Laws of all of the provinces and territories of Canada.

On January 25, 2022, the Company launched the WonderFi App (the "WonderFi App"), a simple and free app that provides users with a convenient interface for transacting in crypto assets using decentralized finance or "DeFi" protocols. WonderFi has been in discussions with its principal regulator, the BCSC, regarding the application and interpretation of existing regulatory requirements relating to securities and derivatives laws and their potential applicability to the operation of the WonderFi App. In addition, the Company has been in discussions with staff at the OSC regarding the applicability of Ontario securities or derivatives laws to its business. While such discussions are ongoing, the Company has agreed to restrict residents in all Canadian jurisdictions other than British Columbia and Alberta from accessing the WonderFi App, and has provided an undertaking (the "Geoblock Undertaking") to all provincial and territorial securities commissions not to lift such restrictions without the prior written consent of the applicable securities commission. Until such commission(s) provide the written consent contemplated in the Geoblock Undertaking, the only operations to be provided by the Company or its subsidiaries in such provinces or territories, or with their residents, will be through Bitbuy, Coinberry, a registered dealer or an entity which does not require registration with provincial securities commissions.

On February 4, 2022, the Company completed a "bought deal" public offering. The offering was conducted by a syndicate of underwriters led by Canaccord Genuity Corp. and including Cormark Securities Inc., Haywood Securities Inc. and PI Financial Corp., and consisted of the sale of 18,750,000 units at a price of $2.40 per unit for gross proceeds of $45 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant (each whole warrant a "February 2022 Warrant").

On March 25, 2022, the Company completed the acquisition of Bitbuy pursuant to the terms of a business combination agreement dated January 4, 2022 among the Company, a wholly-owned subsidiary of the Company and FLC (the "Bitbuy Agreement"). The consideration for the acquired securities of consisted of the following: (i) the issuance to the shareholders and certain other stakeholders of FLC of an aggregate of 70,000,000 Common Shares (the "Share Consideration"); (ii) $20,000,000 in cash, payable to the shareholders and certain other stakeholders of FLC on the closing date of the Bitbuy Acquisition; and (iii) $30,000,000 in deferred cash via a vendor-takeback note (the "Vendor Take-Back Loan") due 12 months following the completion of the acquisition of Bitbuy, subject to customary adjustments set out in the Bitbuy Agreement. The Common Shares comprising the Share Consideration issued to the shareholders and certain other stakeholders of FLC are subject to the following escrow provisions: (i) with respect to any current employee or member of management of FLC, 25% of the Common Shares will be released four months after the effective date of the acquisition of Bitbuy, with an additional 25% every four months thereafter; and (ii) with respect to all other shareholders of FLC, 1/12th of the Common Shares will be released on the effective date of the acquisition of Bitbuy, with an additional 1/12th released monthly thereafter. In accordance with the terms of the Bitbuy Agreement, 50% of the net proceeds received by the Company in connection with the February 2022 Offering were used to pay down the Vendor Take-Back Loan. The Company applied $20,868,750 from the net proceeds of the February 2022 Offering to the Vendor Take-Back Loan. Pursuant to the adjustment provisions in the Bitbuy Agreement, the Vendor Take-Back Loan that formed part of the transaction consideration was reduced by approximately $8.9 million in June, 2022, and the Company's obligations under such notes was satisfied in full.

On April 18, 2022, the Company entered into a definitive agreement with Coinberry Limited (the "Coinberry Agreement") and a wholly-owned subsidiary of the Company to acquire Coinberry Limited ("Coinberry"), one of Canada's crypto asset trading platforms and Canada's first pure-play licensed crypto broker. Coinberry's principal business was operating the Coinberry crypto asset trading platform with its business operations in Canada. Coinberry became registered as a money services business with the Financial Transactions and Reports Analysis Centre of Canada on April 11, 2018. On August 19, 2021, Coinberry became registered as a restricted dealer under the Securities Laws of all of the provinces and territories of Canada. The consideration paid consisted of an aggregate of 28,925,645 newly issued Common Shares, the majority of which were subject to certain lock‐up requirements. The Company completed the acquisition of Coinberry on July 4, 2022.

On June 20, 2022, the Company received final approval from the TSX to list the Common Shares, warrants issued in October 2021 and the February 2022 Warrants. Effective at the market open on June 22, 2022 the Common Shares commenced trading on the TSX under its existing symbol, "WNDR", and its two series of warrants commenced trading under the symbols "WNDR.WT.A" and "WNDR.WT.B", respectively. In advance of listing on the TSX, the Common Shares, the October 2021 Warrants and the February 2022 Warrants were delisted from the NEO Exchange.

On August 17, 2022, the Company's common shares began trading on the OTCQB Venture market under the stock symbol "WONDF". On August 22, 2022, the Company submitted an application to list its common shares on the Nasdaq Capital Market and filed a registration with the Securities and Exchange Commission in the United States. Listing of the Company's common shares on Nasdaq and registration in the United States remains subject to the approval by Nasdaq and the SEC, as well as the satisfaction of all applicable listing and regulatory requirements. There can be no assurance that such approval will be obtained or that the listing of the common shares will ultimately be consummated.

On September 1, 2022, the Company entered into a definitive agreement (the "BCF Agreement") to acquire all of the issued and outstanding common shares of Blockchain Foundry Inc. ("BCF"), a Canadian Securities Exchange listed company and leading North American blockchain development firm. Pursuant to the terms of the BCF Agreement, the Company agreed to acquire all of the 121,975,844 issued and outstanding common shares of BCF on the basis of 0.2155 of a Common Share for each common share of BCF held. On November 7, 2022, the Company acquired all of the issued and outstanding common shares of BCF in consideration for the issuance of 19,740,846 Common Shares that were issued on the date of closing. Pursuant to the terms of the BCF Agreement, up to an additional 6,544,840 Common Shares are issuable to the former shareholders of BCF which are currently subject to holdback for working capital adjustment purposes and will be issued, if at all, once the closing working capital is determined between the parties.

On October 24, 2022, Mr. Ben Samaroo resigned as the Chief Executive Officer of the Company, and Dean Skurka, the President of Bitbuy, was appointed as President and interim-Chief Executive Officer of the Company.

On January 30, 2023, the Company closed a brokered private placement of units for gross proceeds of $5,016,000. The offering was conducted by a syndicate of agents led by PI Financial Corp., and including Canaccord Genuity Corp. and PowerOne Capital Markets Limited, and consisted of the sale of 22,800,000 units at a price of $0.22 per unit. Each unit was comprised of one Common Shares and one Common Share purchase warrant, with each warrant entitling the holder thereof to acquire one Common Share at an exercise price of $0.30 for a period of 24 months following the completion of the offering, provided, however, that if the daily volume weighted average trading price of Common Shares on the TSX for any 10 consecutive trading days equals or exceeds $0.47, the Company may, upon providing written notice to the holders of the Warrants, accelerate the expiry date of the Warrants to a date that is 10 days following the date of such notice (each a "January 2023 Warrant"). The offering was completed pursuant to the listed issuer financing exemption (under Part 5A of National Instrument 45-106 - Prospectus Exemptions).

Significant Acquisitions and Dispositions

  On March 25, 2022, the Company completed the acquisition of Bitbuy. The Company filed a Form 51-102F4 - Business Acquisition Report in respect of the acquisition on June 1, 2022, a copy of which is available on the Company's SEDAR profile at www.sedar.com. See "Three Year History of the Company" above.

Other than described above, the Company did not complete any significant acquisitions for which disclosure is required under National Instrument 51-102 ("NI 51-102") for the year ended December 31, 2022 or, as of the date of this AIF, in the 2022 fiscal year.

Description of the Business

Summary

The Company is a leading Vancouver-based technology company with the mission of creating better access to digital assets through centralized and decentralized platforms. The Company seeks to execute this mission through the development of a suite of tools and products which are built on the core principles of simplicity and education. Today, digital assets and centralized and decentralized finance are complex and fragmented, spanning across a wide range of applications that operate on numerous blockchain networks, protocols and layers. There is an underlying expectation that users understand how to select, navigate and interact with these various components; however, the required learning curve is prohibitive for most. Further, as these sectors expand, it becomes increasingly difficult for the average investor to navigate the technological and financial terminology and nuances that are presented, and as a result the literacy of users lags behind. The Company believes that these issues are preventing large-scale adoption of the technology, which inherently is meant to be democratized and accessible to all.

The Company operates through two reportable segments: Bitbuy and Coinberry with respect to centralized finance or "CeFi", and WonderFi with respect to decentralized finance or "DeFi". The Company's current business model consists of the following:

1) Centralized Finance Digital Asset Platforms

The Company, through Bitbuy, owns and operates a proprietary CeFi digital asset platform (the "Bitbuy Platform"), through which Canadian-domiciled users are able to buy and sell digital assets, specifically cryptocurrencies, priced in Canadian dollar denominations. Bitbuy's core business objective is to enable consumers to obtain access to digital assets in a convenient, secure, and trusted manner while adhering to applicable Canadian securities regulations. Bitbuy provides value to its users by fostering connectivity to Canadian fiat payment systems, allowing its users to move funds to and from the Bitbuy Platform so as to execute self-directed purchase or sale transactions on the Bitbuy Platform. The Bitbuy Platform is available at www.bitbuy.ca and through its mobile app available in the App Store and Google Play Store.  The Bitbuy Platform is available exclusively to corporations and individuals resident in Canada.

Bitbuy's primary business purpose is to administer and oversee the Bitbuy Platform. Pursuant to an exemptive relief order (the "Bitbuy Exemptive Relief Order") issued by the securities regulatory authorities or regulators in each of the provinces and territories of Canada, Bitbuy obtained exemptive relief from certain requirements under applicable Canadian securities laws with respect to operating as a restricted dealer and a marketplace (as such terms are defined in applicable Canadian securities laws). The Bitbuy Exemptive Relief Order permits Bitbuy to operate the Bitbuy Platform and offer its users the right to acquire digital assets that are not themselves securities and/or derivatives across Canada while adhering to applicable Canadian securities laws.

Bitbuy earns revenues via the fees associated with users' digital asset transactions on the Bitbuy Platform. These fees may vary depending on the type and size of the transaction. Users may place buy and sell orders primarily using either the Platform's pro trade feature ("Pro Trade") or express trade feature ("Express Trade"). The Pro Trade feature is comprised of an interface system that allows clients to place and execute limit or market buy and sell orders in an order book displaying buy and sell orders entered by users of the Bitbuy Platform. The Express Trade feature allows clients to place market buy or sell orders in units of the applicable digital asset or in Canadian dollars after receiving a quote that provides indicative trade terms and fees associated with the prospective order. Bitbuy also offers its users with larger sized orders the ability to place their orders with an over-the-counter ("OTC") trading service. On November 25, 2022, the Company publicly released staking functionality to users of the Bitbuy platform.

As described in the Bitbuy Exemptive Relief Order, Bitbuy established accounting practices, internal controls and safekeeping and segregation procedures intended to protect clients' assets. Bitbuy currently retains the services of BitGo to act as custodian for crypto assets held on behalf of clients of Bitbuy. BitGo is licensed as a trust company with the South Dakota Division of Banking.

The Company, through Coinberry, owns and operates a second proprietary CeFi digital asset platform (the "Coinberry Platform"), through which Canadian-domiciled users are also able to buy and sell digital assets, specifically cryptocurrencies, priced in Canadian dollar denominations. Coinberry enables consumers to obtain access to digital assets in a secure while adhering to applicable Canadian securities laws by moving funds to and from the Coinberry Platform to execute self-directed purchase or sale transactions. The Coinberry Platform is available at www.coinberry.com and through its mobile app available in the App Store and Google Play Store. The Coinberry platform is exclusively available to residents of Canada.

Coinberry's primary business purpose is to administer and oversee the Coinberry Platform. Pursuant to an exemptive relief order (the "Coinberry Exemptive Relief Order") issued by the securities regulatory authorities or regulators in each of the provinces and territories of Canada, Coinberry obtained exemptive relief from certain requirements under applicable Canadian securities laws permitting Coinberry to operate the Coinberry Platform as a restricted dealer and offer its users the right to acquire digital assets that are not themselves securities and/or derivatives across Canada. Coinberry earns revenues via the fees associated with users' digital asset transactions on the Coinberry Platform.

As described in the Coinberry Exemptive Relief Order, Coinberry established internal controls and safekeeping and segregation procedures intended to protect clients' assets. Coinberry currently retains the services of BitGo to act as custodian for crypto assets held on behalf of clients of Coinberry.

During the two most recently completed financial years, the Company generated 100% of its revenues from its centralized finance or "CeFi" digital asset platforms (the Bitbuy Platform and the Coinberry Platform). Revenues from the Bitbuy Platform and Coinberry Platform arise mainly from the fees taken on transactions and withdrawals, as well as staking on the Bitbuy Platform.

The Company acts as an agent on behalf of over‐the‐counter customers for digital assets trading as the Company does not control the digital assets before they are transferred to over‐the‐counter customers. The Company also realizes a profit on over‐the‐counter transactions (OTC) based on the net amount between the purchase price and selling price.

2) Decentralized Finance WonderFi Aggregator Platform

The Company's decentralized finance or "DeFi" product is an aggregator platform (the WonderFi App) that aims to solve the core problems in decentralized finance by aggregating and simplifying the interactions between users and the core smart contracts that constitute decentralized finance applications. The WonderFi App is non-custodial and leverages application programming interface ("API") integrations that allow users ("Users", and each a "User") to interact directly with third-party decentralized finance protocols based on distributed ledger technology ("DeFi Protocols") with sole custody and control. This architecture allows users to retain control of their assets, without the Company taking custody of client assets or transferring assets to a third-party.

Users can connect their existing software or hardware wallets owned and controlled by the User to the WonderFi App, or create a new wallet for which the private key is owned and controlled by the User. Once a User has created their account on the WonderFi App, they can access the following: (i) an account overview page; (ii) interest tokens issued by DeFi Protocols; (iii) swap crypto assets on decentralized exchanges; (iv) trade tokens issued by protocols that create and track DeFi indices; and (v) buy crypto assets with fiat currency. None of the WonderFi App functions involve fiat currency.

All transactions facilitated through the WonderFi App occur on open source decentralized exchanges, DeFi protocols and public blockchain networks in accordance with transactions signed by the user in their own wallets. The Company does not take custody of any client crypto assets or fiat currency at any time.

Competitive Conditions

Competition in the Canadian CeFi industry is significant, as the Company and its subsidiaries face direct competition from established and emerging companies, both regulated and unregulated, within the industry, such as Wealthsimple Digital Assets Inc., Coinsquare Ltd., VirgoCX, Simply Digital Technologies (carrying on business as CoinSmart), Bitvo Inc. and Netcoins Inc., amongst other domestic and international entities, as well as indirect competition from traditional financial institutions which have become increasingly involved in blockchain technology and crypto assets due to rising demand from their customer base. The Company expects an increasing number of CeFi competitors to enter the space in the near term, which may have the likely effect of intensifying competition. Similarly, competition in the DeFi industry is significant, as the Company faces direct competition from established and emerging companies within the industry, such as Coinbase, Zapper and Zerion as well as indirect competition from traditional financial institutions, and CeFi market participants which have become increasingly involved in exploration of DeFi blockchain technology and crypto assets. Given DeFi's nascent stage, the Company expects an increasing number of competitors to enter the space in the near term, which may have the likely effect of intensifying competition as the DeFi industry matures.

The Company has positioned itself within the evolving landscape of crypto-related regulation to serve users in both CeFi and DeFi, including with centralized and custodial, and decentralized and non-custodial products. With respect to DeFi, due to the industry's demonstrated interest in building DeFi products for the expert user rather than the novice, the Company's focus on new users has allowed it to compete directly against fewer DeFi platforms. The Company anticipates competition within the decentralized, non-custodial segment of the DeFi market that is focused on nascent users to intensify in the near-term as more market participants begin to realize the potential of DeFi. See "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors - Competition".

Specialized Skill and Knowledge

All aspects of the Company's business require specialized knowledge and technical skill. Such knowledge and skills include the areas of blockchain technology, research and development, crypto assets, crypto asset market, technological security and scalability, sales and marketing, as well as legal compliance, finance and accounting. The Company can locate and retain competent employees and consultants in such fields and believes it will continue to be able to do so on an ongoing basis.

New Products

On September 29, 2022, the Company announced that it had entered into a partnership with AlpacaDB, Inc. to explore the possibility of offering its users fractional trading and investing in US stocks and exchange traded funds. The Company is continuing to work with AlpacaDB, Inc. and its partners to develop this offering.

Intangible Properties

The Company takes measures to protect our intangible property and proprietary rights through contractual provisions, trademarks and managing our trade secrets.  This includes requiring employees, contractors, and persons we do business with to execute non-disclosure agreements and other commercial agreements to govern our interactions and relationships with them.

The Company believes that the Bitbuy brand name is identifiable in the Canadian market and important to the success of the Company. The Company has registrations for various trademarks in Canada, including "WonderFi", "Bitbuy", "Coinberry" and "The Crypto Destination of Investors". The Company has registered and maintains the registration of a variety of domain names that include "WonderFi", "Bitbuy" or variations of both.

Government Regulation

The Company expects that wider adoption of digital assets will lead to implementation of regulation and controls to safeguard users and expects that regulated and compliant platforms will become increasingly important within the digital asset ecosystem. The Company regularly reviews regulatory developments in the centralized and decentralized finance industry and engages with the relevant regulatory bodies in connection with launching the platform and the Company's products to customers.

Proprietary Software

The Company relies on a combination of intellectual property laws, trade secrets, confidentiality procedures, contractual provisions and other measures to protect proprietary information and technology. The Company's employees, contracted  service providers and management are required to sign agreements with confidentiality and non-compete provisions,  and acknowledgements that all intellectual property created on the Company's behalf is owned by the Company. The Company also seeks to limit the disclosure of its intellectual property by requiring third parties to execute confidentiality agreements where applicable.

Research and Development

The Company believes that research and development is a principal competitive advantage in its industry and that much of the Company's future success will depend on its ability to maintain its technological leadership by identifying and responding to emerging technological trends in the industry, designing, developing and maintaining competitive solutions that take into account customers' changing needs, and continuing to enhance existing products by improving performance, adding support for new protocols and technology in the decentralized finance sector, and adding features and functionality to meet the requirements of customers.

Changes to Contracts

No part of the Company's business is reasonably expected to be affected in the current financial year by either the renegotiation or termination of any contract.

Foreign Operations

The Company and its reportable segments are not dependent upon foreign operations.

Environmental Protection

The Company's profit or loss, competitive position and capital expenditures in the current financial year were not affected by environmental protection requirements. The Company does not expect environmental protection requirements to affect its profit or loss, competitive position or capital expenditures in future years. See "Cautionary Statement Regarding Forward-Looking Information"

Employees

As of the date of this AIF, the Company and its subsidiaries currently employ a total of 67 individuals in Vancouver and Toronto, and 9 contractors who work on a part-time or full-time basis. The Company also utilizes temporary labour on an as-needed basis.

Lending

The Company currently does not undertake any lending activities.

Bankruptcies and Similar Proceedings

Within the three most recently completed financial years, there have not been any bankruptcy, receivership or similar proceedings against the Company, and the Company has not been party to any voluntary bankruptcy, receivership or similar proceedings.

Reorganizations

On August 30, 2021, pursuant to the Amalgamation Agreement, the Company acquired all the issued and outstanding share capital of DeFi by way of a "three‐cornered amalgamation", pursuant to which DeFi and Subco combined their businesses to form one corporation, WonderFi Digital, a wholly owned subsidiary of the Company.

Cycles

It is the Company's view that the market for cypto asset trading platforms is cyclical in nature. It is dependent on economic conditions and crypto asset prices.

RISK FACTORS

Prior to making an investment decision, investors should consider the investment risks set out below and those described elsewhere in this document, which are in addition to the usual risks associated with an investment in a business at an early stage of development. The directors of the Company consider the risks set out below to be the most significant to potential investors in the Company but do not encompass all of the risks associated with an investment in securities of the Company. If any of these risks materialize into actual events or circumstances or other possible additional risks and uncertainties of which the directors are currently unaware or which they consider not to be material in relation to the Company's business, actually occur, the Company's assets, liabilities, financial condition, results of operations (including future results of operations), business and business prospects, are likely to be materially and adversely affected.

An investment in the Company is speculative and involves a high degree of risk due to the nature of the Company's business. The Risk Factors noted below do not necessarily comprise all risks currently faced by the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently considers immaterial may also impair the business, operations and future prospects. If any of the known or unknown risks and uncertainties occur the Company's future business may be harmed and the Company's financial condition and results of operations may suffer significantly.

Risks Related to Digital Assets

Unforeseeable risks

Digital assets have gained commercial acceptance only within recent years and, as a result, there is little data on their long‐term investment potential. Additionally, due to the rapidly evolving nature of the Digital asset market, including advancements in the underlying technology, changes to digital assets may expose users to additional risks which are impossible to predict as of the date of this AIF, but may include the risk of substantial loss of investment.

Changes in the value of digital assets may affect trading

Investing in digital assets is speculative, prices are volatile and market movements are difficult to predict. Supply and demand for digital assets can change rapidly and is affected by a variety of factors, including regulation and general economic trends. The markets for digital assets have experienced much larger fluctuations than other markets, and there can be no assurances that erratic swings in price will slow in the future. In the event that the price of digital assets decline, the value of an investment in the Company will also likely decline. Several factors may affect the price and volatility of digital assets, including, but not limited to: (i) global demand for digital assets, depending on the acceptance of digital assets by retail merchants and commercial businesses; (ii) the perception that the use, holding and trading of digital assets is safe and secure, and the related lack of or inconsistency in regulatory restrictions, particularly across various jurisdictions; (iii) conversely, heightened regulatory measures restricting the use of digital assets as a form of payment or the purchase of Digital Assets; (iv) investor's expectations with respect to the rate of inflation; (v) interest rates; (vi) currency exchange rates, including exchange rates between digital assets and fiat currency; (vii) fiat currency withdrawal and deposit policies on Digital Asset trading platforms and liquidity on such Digital Asset trading platforms; (viii) interruption of services or failures of major Digital Asset trading platforms; (ix) general governmental monetary policies, including trade restrictions and currency revaluations; and (x) global or regional political, economic or financial events and situations, including increased threat or terrorist activities.

Access, loss or theft

There is a risk that some or all of our users' holdings of digital assets could be lost, stolen, destroyed or rendered inaccessible, potentially by the loss or theft of the private keys held by custodians associated with the public addresses that hold our users' digital assets and/or the destruction of storage hardware. Multiple thefts of digital assets from other holders have occurred in the past. Because of the decentralized process for transferring digital assets, thefts can be difficult to trace, which may make digital assets a particularly attractive target for theft. The CeFi business has adopted security procedures intended to protect users' assets, but there can be no assurance that those procedures will be successful in preventing such loss, theft or restriction on access. Access to users' digital assets could be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Users' digital assets held in custody accounts will likely be an appealing target for hackers or malware distributors seeking to destroy, damage or steal digital assets or private keys.

Security breaches, cyber‐attacks, malware and hacking attacks have been a prevalent concern for trading platforms on which digital assets trades (such as the Bitbuy Platform and Coinberry Platform, either referred to as the "Platform"). The Company obtains and processes sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm the Company's reputation, as well as have an adverse effect on its business. Any cyber security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses, could harm the Company's reputation and adversely affect the CeFi business' business, financial condition or results of operations.

Digital Asset trading platforms may be at risk of cybersecurity breaches orchestrated or funded by state actors. For example, it has been reported that South Korean Digital Asset trading platforms have been subject to cybersecurity attacks by North Korean state actors with the intent of stealing digital assets, possibly with the intention of evading international economic sanctions. Any problems relating to the performance and effectiveness of security procedures used by the Platform and its custodians to protect users' digital assets, such as algorithms, codes, passwords, multiple signature systems, encryption and telephone call‐backs will have an adverse impact on the Company's reputation, business, financial condition and/or results of operations. Furthermore, if, and as users' digital assets holdings grow, the Platform's custodians may become a more appealing target for cyber security threats such as hackers and malware. Furthermore, cybersecurity attacks orchestrated or funded by state actors may be particularly difficult to defend against because of the resources that state actors have at their disposal.

No storage system is impenetrable, and storage systems employed by Bitbuy and Coinberry, and its custodians may not be free from defect or immune to force majeure events. Any loss due to a security breach, software defect or force majeure event generally will be borne by the Company.

Such storage systems and operational infrastructure may be breached due to the actions of outside parties, error or insider malfeasance of an employee of the CeFi business or its custodians, or otherwise, and, as a result, an unauthorized party may obtain access to the CeFi business's or its custodians' storage systems or private keys, data or users' Digital Assets. Additionally, outside parties may attempt to fraudulently induce employees of the CeFi business and its custodians to disclose sensitive information in order to gain access to the Platform's infrastructure. The CeFi business and its custodians or any technological consultant engaged by them may periodically examine and propose modifications to storage systems, protocols and internal controls to address the use of new devices and technologies to safeguard the CeFi business' systems and users' Digital Assets. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, the CeFi businesses may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of a storage system occurs, a loss of confidence in Digital Asset networks may decrease the market price of such Digital Assets. An actual or perceived breach may also cause users to liquidate their digital assets and/or abandon Bitbuy or Coinberry, which would adversely affect the CeFi business' business, financial condition or results of operations.

If users' Digital Asset holdings are lost, stolen or destroyed under circumstances rendering a party liable to the CeFi businesses, the responsible party may not have the financial resources sufficient to satisfy the CeFi business' claim. For example, as to a particular event of loss, the only source of recovery for CeFi may be limited to the relevant custodian or, to the extent identifiable, other responsible third parties (for example, a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of CeFi.

Digital asset investment risks

The further development and acceptance of digital assets is subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital assets may adversely affect the business operations of the Company.

The growth of the digital assets industry is subject to a high degree of uncertainty. The factors affecting the industry's further growth and development include, but are not limited to: (i) continued worldwide growth in the adoption and use of Digital Assets; (ii) government and quasi‐government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of Digital Asset networks; (iii) changes in consumer demographics, demand and preferences; (iv) the maintenance and development of software protocols of Digital Asset networks; (v) the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies; (vi) the further development of additional applications and scaling solutions; and (vii) general economic conditions and the regulatory environment relating to Digital Assets, including negative consumer or public perception of digital assets generally.

Volatility

The value of digital assets has historically been highly volatile. For example, during the period between November 1, 2020 and March 15, 2021, the value of Bitcoin rose by more than 300%. More recently, during the period between April 1, 2022 and December 31, 2022, the value of Bitcoin fell by over 60%. The value of the digital assets held by users could decline rapidly in future periods, including to zero, which could adversely affect the Company's business, financial condition or results of operations.

Settlement of transactions on digital asset networks

There is no central clearing house for cash‐to‐Digital Asset transactions. The current practice is generally for the purchaser of a Digital Asset to send fiat currency to a bank account designated by the seller, and for the seller to broadcast the transfer of the Digital Asset to the purchaser's public wallet address upon receipt of the cash. The purchaser and seller monitor the transfer with a transaction identification number that is available immediately upon transfer and is expected to be included in the next block confirmation. When the CeFi businesses facilitate purchases of digital assets from a digital assets source, there is a risk that the Digital Asset source will not initiate the transfer on the Digital Asset network upon receipt of cash from the user, or that the bank where the Digital Asset source's account is located will not credit the incoming cash from the user for the account of the Digital Asset source. As a mitigant, the CeFi businesses will only allow its users to purchase digital assets once it can confirm that fiat currency has been successfully sent and is residing in a CeFi bank account. CeFi also maintains inventory of digital assets in the event that the source does not initiate the transfer on the Digital Asset network. Third‐party Custodians of the CeFi business' digital assets are selected based on their stability, levels of insurance and reputation. However, there can be no assurance mitigants of this risk will be effective.

Momentum pricing

The market value of digital assets may be affected by momentum pricing. Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, is impacted by anticipated future appreciation in value. Momentum pricing may result in speculation regarding future appreciation in the value of Digital Assets, which inflates prices and may lead to increased volatility and potential loss of value.

Limited use

Digital Assets have only recently become accepted as a means of payment for certain goods and services by certain major retail and commercial outlets and use of digital assets for such services remains limited and is generally restricted to only the most liquid of digital assets, such as Bitcoin and Ethereum. Price volatility undermines the utility of digital assets as a medium of exchange and the use of digital assets as a medium of exchange and payment method may always be low. A lack of continued growth as a medium of exchange and payment method, or a contraction of such use, may result in increased volatility or a reduction in the value of Bitcoin, either of which could adversely affect CeFi's business, financial condition or results of operations. There can be no assurance that such acceptance will grow, or not decline, in the future.

Scaling obstacles

As the use of Digital Asset networks increases without a corresponding increase in throughput of the networks, average fees and settlement times can increase significantly. Increased fees and decreased settlement speeds could preclude certain use cases for digital assets, reduce demand and price of digital assets and make trading on the Platform prohibitively expensive for some users, which could adversely affect CeFi's business, financial condition or results of operations. There can be no assurance scaling will occur, and associated fees may be significant.

Private keys

Digital Asset private keys are primarily stored in two different forms: "hot wallet" storage, whereby the private keys are connected to the internet; and "cold" storage, where Digital Asset private keys are stored offline. The digital assets that the custodians will hold for users will primarily be stored offline in cold storage, with only 5‐10% of users' holdings being stored in a form of hot storage at any given time. Private keys must be safeguarded and kept private in order to prevent a third‐party from accessing the Digital Asset while held in such wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is accessible, users will be unable to access, and will effectively lose, the Digital Asset held in the related digital wallet. Any loss of private keys by the CeFi business' custodians relating to users' digital wallets could result in reputational damage to CeFi and could materially and adversely affect CeFi's business, financial condition or results of operations. Private key loss may have material unintended consequences for users.

Irrevocable nature of blockchain‐recorded transactions

Digital Asset transactions, which are generally recorded on blockchains, are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the blockchain network's aggregate hashrate. A hashrate is the combined computational power of all computers in the network. A hashrate in blockchain and cryptocurrency operations is defined as the number of hash operations done in a given amount of time, or the speed of a miner's performance. The hashrate for all Bitcoin miners is publicly available. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a Digital Asset or a theft of such Digital Asset generally will not be reversible, and it may be impossible to seek compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, users' digital assets could be transferred from custody accounts in incorrect quantities or to unauthorized third parties. To the extent that the CeFi businesses or their custodians are unable to seek a corrective transaction with such third‐party or is incapable of identifying the third‐party that has received a user's Digital Asset(s) through error or theft, CeFi will be unable to revert or otherwise recover incorrectly transferred digital assets. To the extent that CeFi is unable to seek redress for such error or theft, such loss could result in reputational damage to CeFi and could materially and adversely affect CeFi's business, financial condition or results of operations, potentially resulting in material unintended consequences for users.

Internet disruptions

A significant disruption in Internet connectivity could disrupt the operation of Digital Asset networks until the disruption is resolved, and such disruption could have an adverse effect on the price of digital assets and the ability of the CeFi businesses to operate. In the past, some digital assets have experienced a number of denial‐of‐service attacks, which have led to temporary delays in block creation and Digital Asset transfers. While in certain cases in response to an attack, an additional "hard fork" has been introduced to increase the cost of certain network functions, the relevant network has continued to be the subject of additional attacks. Moreover, it is possible that as digital assets increase in value, they may become bigger targets for hackers and subject to more frequent hacking and denial‐of‐service attacks. Internet disruptions and similar events could result in material loss for users.

Gateway protocol hijackings

Digital assets are susceptible to border gateway protocol hijacking, or BGP (Border Gateway Protocol) hijacking. Such an attack can be a very effective way for an attacker to intercept traffic on route to a legitimate destination. BGP hijacking impacts the way different nodes and miners are connected to one another to isolate portions of them from the remainder of the network, which could lead to a risk of the network allowing double‐spending and other security issues. If BGP hijacking occurs on the networks of any of the digital assets the Platform facilitates trading in, participants may lose faith in the security of the Platform, which could result in reputational damage to CeFi and could adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users. To our knowledge CeFi has not suffered from any BGP hijacking attempts.

Control of processing power

Some Digital Asset networks, such as the Bitcoin network, are secured by a proof‐of‐work algorithm, whereby the collective strength of network participants' processing power protects the network. If a malicious actor or botnet (i.e., a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on such Digital Asset networks, it may be able to construct fraudulent blocks or prevent certain transactions from completing, either in a timely manner or at all. The malicious actor or botnet could control, exclude or modify the ordering of transactions. While a malicious actor would not be able to generate new interests or transactions using such control, it could "double‐spend" its own interests (i.e., spend the same Digital Asset interests in more than one transaction) and prevent the confirmation of other users' transactions for so long as it maintained control. To the extent that such malicious actor or botnet did not yield its control of the processing power on the digital asset network, or the network community did not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Further, a malicious actor or botnet could create a flood of transactions in order to slow down confirmations of transactions on the Digital Asset network.

Some Digital Asset networks have been subject to malicious activity achieved through control over 50% of the processing power on the network. For example, on May 24, 2018, it was reported that attackers compromised the Bitcoin Gold network in this manner and were successfully able to double‐spend interests of Bitcoin Gold in a series of transactions over the course of at least one week and in a total amount of at least $18 million. Other digital assets such as Verge, Monacoin and Electoneum have also suffered similar attacks. The possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of Digital Asset transactions, and this risk is heightened if over 50% of the processing power on a digital asset network falls within the jurisdiction of a single governmental authority. For example, it is believed that more than 50% of the processing power on the Bitcoin network at one time was located in China. Because the Chinese government has subjected digital assets to heightened levels of scrutiny recently, forcing several Digital Asset trading platforms to shut down and has begun to crack down on mining activities, there is a risk that the Chinese government could also achieve control over more than 50% of the processing power on the Bitcoin network. To the extent that digital asset ecosystems, including the core developers and the administrators of mining pools, do not act to ensure greater decentralization of mining processing power, the feasibility of a malicious actor obtaining control of the processing power on such Digital Asset networks will increase, which may adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users.

Control of developers

A malicious actor may also obtain control over a Digital Asset network through its influence over influential developers. For example, this control could allow the malicious actor to block legitimate network development efforts or attempt to introduce malicious code to such network under the guise of a software improvement proposal by such a developer. Any actual or perceived harm to a Digital Asset network as a result of such an attack could result in a loss of confidence in the source code or cryptography underlying the Digital Asset network, which could negatively impact the demand for such Digital Asset and therefore adversely affect CeFi's business, financial condition or results of operations, and result in material loss for users.

Faulty code

In the past, flaws in the source code for digital assets have been exposed and exploited, including those that exposed users' personal information and/or resulted in the theft of users' digital assets. Several errors and defects have been publicly found and corrected, including those that disabled some functionality for users and exposed users' personal information. Discovery of flaws in, or exploitations of, the source code that allow malicious actors to take or create money in contravention of known network rules have occurred. In addition, the cryptography underlying certain digital assets could prove to be flawed or ineffective, or developments in mathematics and/or technology, including advances in digital computing, algebraic geometry and quantum computing, could result in such cryptography becoming ineffective. In any of these circumstances, a malicious actor may be able to steal users' digital assets, which could result in reputational damage to the CeFi businesses, and could adversely affect CeFi's businesses, financial condition or results of operations, and result in material loss for users. Even if a user is not personally victimized by such activities, any reduction in confidence in the source code or cryptography underlying digital assets generally could negatively impact the demand for Digital Assets and therefore adversely affect the demand for CeFi's services.

Network development and support

Many digital assets networks operate based on open‐source protocol maintained by groups of core developers. As such, digital assets network protocols are not sold, and their use does not generate revenues for development teams. Core developers may not be directly compensated for maintaining and updating network protocols. Consequently, developers may lack a financial incentive to maintain or develop networks, and the core developers may lack the resources to adequately address emerging issues with networks. There can be no guarantee that developer support will continue or be sufficient in the future. Additionally, some development and developers are funded by companies whose interests may be at odds with other participants in the network, the CeFi businesses or their users. To the extent that material issues arise with network protocols and the core developers and open‐ source contributors are unable or unwilling to address the issues adequately or in a timely manner, the operation of the Platform and, by extension, CeFi's business, financial condition or results of operations, could be adversely affected, and result in material loss for users.

Network forks

Digital Asset software is generally open source, meaning that any user can download the software, modify it and then propose that the users and miners of such digital assets adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented, and the Digital Asset network remains uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the result is a so‐called "fork" of the network. In other words, two incompatible networks would then exist: (1) one network running the pre‐modified software and (2) another network running the modified software. The effect of such a fork would be the existence of two versions of a Digital Asset running in parallel yet lacking interchangeability.

Forks occur for a variety of reasons. First, forks may occur after a significant security breach. For example, in June of 2016, a smart contract using the Ethereum network was hacked, which resulted in most participants in the Ethereum ecosystem electing to adopt a proposed fork designed to effectively reverse the hack. However, a minority of users continued to develop the old blockchain, now referred to as "Ethereum Classic" with the Digital Asset on that blockchain now referred to as Classic Ether, or ETC.

Second, forks could be introduced by an unintentional, unanticipated software flaw in the multiple versions of otherwise compatible software users run. Such a fork could adversely affect the Digital Asset's viability. It is possible, however, that a substantial number of users and miners could adopt an incompatible version of the Digital Asset while resisting community‐led efforts to merge the two chains. This would result in a permanent fork, as in the case of Ether and Classic Ether, as detailed above. If a permanent fork were to occur, then the Platform may be able to facilitate trading in such Digital Asset and its new alternative.

Third, forks may occur as a result of disagreement among network participants as to whether a proposed modification to the network should be accepted. For example, in July 2017, Bitcoin "forked" into Bitcoin and a new Digital Asset, Bitcoin Cash, as a result of a several‐year dispute over how to increase the rate of transactions that the Bitcoin network can process. Since then, Bitcoin has been forked several times to launch new digital assets, such as Bitcoin Gold, Bitcoin Silver and Bitcoin Diamond.

Furthermore, certain forks can introduce new security risks. For example, when Ether and Classic Ether split in July 2016, "replay attacks" (i.e., attacks in which transactions from one network were rebroadcast to nefarious effect on the other network) plagued Ethereum trading platforms for a period of at least a few months.

Another possible result of a hard fork is an inherent decrease in the level of security. After a hard fork, it may become easier for an individual miner or mining pool's hashing power to exceed 50% of the processing power of the Digital Asset network, thereby making Digital Assets that rely on proof‐of‐work more susceptible to attack. See "Control of processing power" above.

If any of the digital assets offered by CeFi were to fork into two digital assets, CeFi would be expected to facilitate its users' holding of an equivalent amount of such Digital Asset and its new alternative following the hard fork. However, CeFi may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, CeFi or its custodians may determine that there is no safe or practical way to custody the new asset, or that trying to do so may pose an unacceptable risk to CeFi or its user, or that the costs of facilitating the holding and trading of the new Digital Asset exceed the benefits thereof.

The timing of any such occurrence is uncertain, and CeFi has sole discretion whether to facilitate the holding and trading of a new asset created through a fork of a Digital Asset network, subject to certain restrictions that may be put in place by service providers to CeFi.

Forks in Digital Asset networks could adversely affect CeFi's business operations, and result in material loss for users, insofar as CeFi is unable or unwilling to accommodate the trading and holding of new alternatives to digital assets resulting from forks in Digital Asset networks. Additionally, laws, regulation or other factors may prevent CeFi from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset. For example, it may be illegal for CeFi to facilitate the holding of and trading in the new asset, or there may not be a suitable market for the new asset (either immediately after the fork or ever).

Air drops

Digital Assets may become subject to an occurrence similar to a fork, which is known as an "air drop." In an air drop, the promoters of a new Digital Asset announce to holders of another Digital Asset that they will be entitled to claim a certain amount of the new Digital Asset for free. For example, in March 2017 the promoters of Stellar Lumens announced that anyone that owned Bitcoin as of June 26, 2017, could claim, until August 27, 2017, a certain amount of Stellar Lumens. For the same reasons as described above with respect to hard forks, CeFi may or may not choose, or be able, to allow its users to participate in an air drop or may or may not be able to realize the economic benefits of holding the new Digital Asset. The timing of any such occurrence is uncertain, and CeFi has sole discretion whether to claim a new Digital Asset created through an air drop. Such action or inaction could adversely affect CeFi's business operations, and result in material loss for users.

Competition faced by Digital Assets for which CeFi facilitates trading

A competitor to any of the digital assets which the CeFi businesses facilitate trading in which gains popularity and greater market share may precipitate a reduction in demand, use and price of such Digital Asset, which may adversely impact demand for the services provided by CeFi. Similarly, demand for digital assets could be reduced by competition from incumbents in the credit card and payments industries, which may result in a similar adverse impact to the business, and result in material loss for users.

Effects of blockchain analytics

Digital assets generally utilize a public blockchain on which all transactions are publicly viewable and contain certain information about the transaction, such as the public wallet addresses, and amounts involved. Accordingly, individual digital assets can be traced through statistical analysis, big data and by imposing an accounting convention such as "last in, first out" or "first in, first out." These methods are commonly referred to as "blockchain analytics." The fact that blockchain analytics can be performed implies that digital assets are not perfectly fungible because prospective purchasers can theoretically discriminate against digital assets by making certain assumptions about its particular transaction history in light of any legal risks associated with holding "tainted" currency, as the legal framework protecting fungibility of government‐ issued currency does not clearly apply to digital assets. Potential risks include (i) a holder being exposed to conversion tort liability if digital assets were previously stolen or (ii) a Digital Asset trading platform refusing to exchange the Digital Asset for government‐issued currency on AML or economic sanctions grounds. These concerns are exacerbated by the publication of Bitcoin address "blacklists," such as the one published by the U.S. Treasury's Office of Foreign Assets Control (OFAC).

Though the market currently does not apply discounts to digital assets in this manner, if the risks noted above, or similar risks, begin to materialize, then blockchain analytics could lead to disruptions in the market. For example, if another Digital Asset trading platform begins to discriminate based on transaction history, individual units of digital assets could begin to have disparate value, possibly based on "grades" that are calculated based on factors such as age, transaction history and/or relative distance from flagged transactions or blacklisted addresses. Such developments could become a substantial limiting factor on a Digital Asset's usefulness as a currency and could serve to reduce the value of the Digital Asset, which could adversely impact demand for the services provided by CeFi, and result in material loss for users.

Risks Related to the Digital Assets Industry

Digital assets industry generally

The further development and acceptance of the digital assets industry is subject to a variety of factors that are difficult to anticipate and evaluate. The use of digital assets to buy and sell goods and services, among other things, is a new and rapidly evolving industry. Although it is widely predicted that digital assets will continue to be a leading means of digital payment, it cannot be assured that this will occur. Any slowing or stopping of the development in the acceptance of digital assets may adversely affect the Company's business, financial condition, or results of operations. For several reasons, including for example, the lack of recognized security technologies, inefficient processing of payment transactions, problems in the handling of warranty claims, limited user‐friendliness, inconsistent quality and lack of clear universally applicable regulation as well as uncertainties regarding proprietary rights and other legal issues, Digital Asset activities may prove in the long run to be an unprofitable pursuit for businesses. Factors affecting the further development of the digital assets industry include those outlined above in "Digital Asset investment risks".

Changes in law or regulation

As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets with certain governments deeming them illegal while others have allowed their use and trade. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, the ability of the Company to continue to operate. The effect of any future regulatory change on the ability to buy and sell digital assets is impossible to predict, but such change could be substantial and have a material adverse effect on the Company. Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, use or trade digital assets or to exchange digital assets for fiat currency.

Legal or regulatory changes or interpretations of the Company's existing and planned activities could require the licensing or qualification of the Company or impose costly and contradictory regulatory burdens on the Company, outside of management's current expectations. Such additional requirements could cause the Company to incur additional expenses, which could materially and adversely affect its business, financial condition and results of operations. The Company may not meet the requirements for such licenses or qualifications or may fail to secure discretionary approval of relevant regulatory bodies. A failure or delay in receiving approval for a license or qualification, or approval that is more limited in scope than initially requested, or subsequently limited or rescinded, could have a significant and negative effect on the Company, including the risk that a competitor gains a first‐mover advantage.

The law and regulation surrounding the operation of the Company's businesses with respect to digital assets is unclear, uncertain, rapidly evolving and not assured to develop in a way that is favorable to the Company. The business activities and anticipated business activities of the Company may cause regulatory bodies to delay, or refuse to issue, licenses and qualifications to the Company that it would otherwise receive in the ordinary course, which may result in a similar adverse impact to the business, and result in material loss for users. In addition, even where activities have been approved and the Company has obtained necessary licenses, a change in the legal framework may render such activities illegal or no longer economically sustainable.

Substantial litigation and regulatory risks

The CeFi businesses depend to a significant extent on its relationships with its users and its reputation for integrity and high‐caliber professional services. As a result, if a user is not satisfied with CeFi's services or if there are allegations of improper conduct, including improper conduct by any of CeFi's partners, by either private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to CeFi, or if there is negative publicity and press speculation about CeFi, whether or not valid, it may harm CeFi's reputation and may be more damaging to CeFi than to businesses in other non‐related industries.

The Company's businesses have become subject to significant regulation and oversight. The Company could be the subject of inquiries, investigations, sanctions, cease and desist orders, terminations of licenses or qualifications, lawsuits and proceedings by counterparties, users, other third parties and regulatory and other governmental agencies, which could lead to increased expenses or reputational damage. Responding to inquiries, investigations, audits, lawsuits and proceedings, regardless of the ultimate outcome of the matter, is time‐consuming and expensive and can divert the attention of senior management. The outcome of such proceedings may be difficult to predict or estimate until late in the proceedings, which may last years.

The risks described above may be greater for companies in the Digital Asset industry as it is relatively new and users, counterparties and regulators are expected to need significant education to understand the mechanics of products and services that rely on blockchain technology.

Furthermore, while the Company maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts refundable. Even if the Company believes a claim is covered by insurance, insurers may dispute the Company's entitlement for a variety of different reasons, which may affect the timing and, if the insurers prevail, the amount of the Company's recovery. Any claims or litigation, even if fully indemnified or insured, could damage the Company's reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future, which may result in a similar adverse impact to the business and result in material loss for users.

If the Company and its subsidiaries and/or any governmental agency believe that it has accepted capital contributions by, or is otherwise holdings assets of, any person or entity that is acting directly or indirectly in violation of any money laundering or corruption laws, rules, regulations, treaties, sanctions or other restrictions, or on behalf of any suspected terrorist or terrorist organization, suspected drug trafficker or senior foreign political figure suspected of engaging in foreign corruption, the Company and its subsidiaries and/or such governmental agency may "freeze the assets" of such person or entity. The Company may also be required to report and remit or transfer those assets to a governmental agency. Any such action may harm the Company's reputation and materially and adversely affect its business, financial condition and results of operations.

Rapidly changing technology and user or regulatory requirements

The Company's success depends on its ability to develop new products and services for its business, while improving the performance and cost‐effectiveness of its existing products and services, in each case in ways that address current and anticipated user and regulatory requirements. Such success is dependent upon several factors, including functionality, competitive pricing, licensing, regulatory approval and integration with existing and emerging technologies. The Digital Asset industry is characterized by rapid technological change, and new technologies could emerge that might enable the Company's competitors to offer products and services with better combinations of price and performance, or that better address user requirements, than the Company's products and services. Competitors may be able to respond more quickly and effectively than the Company can to new or changing opportunities, technologies, standards or user requirements.

Due to the significant lead time involved in bringing a new product or service to market, the Company is required to make a number of assumptions and estimates regarding the commercial feasibility of new products and services. As a result, it is possible that Company may introduce a new product or service that uses technologies that have been displaced by the time of launch, become subject to emerging regulatory oversight or "de‐listing", addresses a market that no longer exists or is smaller than previously thought or otherwise is not competitive at the time of launch. The expenses or losses associated with an unsuccessful product or service development, launch or maintenance, or a lack of market acceptance of the Company's new products and services, could adversely affect the Company's business, financial condition or results of operations and result in material loss for users.

The Company's ability to attract new users and increase revenue from existing users also depends on its ability to deliver any enhanced or new products and services to its users in a format where they can be easily and consistently deployed by most or all users without significant user service. If the Company's users believe that deploying its products and services would be overly time‐consuming, confusing or technically challenging, then the Company's ability to grow its business could be substantially harmed.

Cybersecurity incidents and other systems and technology problems

Cybersecurity incidents and cyber‐attacks have been occurring globally at a more frequent and severe level and will likely continue to increase in frequency in the future. The digital assets industry is a particular target for cybersecurity incidents, which may occur through intentional or unintentional acts by individuals or groups having authorized or unauthorized access to the Company's systems or users' or counterparties' information, all of which may include confidential, personal information. These individuals or groups include employees, third‐party service providers, users and hackers. The information and technology systems used by the Company and its service providers are vulnerable to unauthorized access, damage or interruption from, among other things: hacking, ransomware, malware and other computer viruses; denial of service attacks; network failures; computer and telecommunication failures; phishing attacks; infiltration by unauthorized persons; fraud; security breaches; usage errors by their respective professionals; power outages; terrorism; and catastrophic events such as fires, tornadoes, floods, hurricanes and earthquakes. Recently, Digital Asset trading platforms have become a significant target for fraud.

While the Company will deploy a range of defenses, it is possible the Company or CeFi platforms could suffer an impact or disruption that could materially and adversely affect the Company's businesses, financial condition or results of operations. The security of the information and technology systems used by the Company and its service providers may continue to be subjected to cybersecurity threats that could result in material failures or disruptions in the Company's business. If these systems are compromised, become inoperable for extended periods of time or cease to function properly, the Company or a service provider may have to make a significant investment to fix or replace them. the Company has and will continue to have access to sensitive, confidential, personal information of users and counterparties and access to such users and counterparties' assets, which makes the cybersecurity risks identified above more important than they may be to other non‐financial services companies.

Concerns about the Company's practices regarding the collection use, disclosure, or safekeeping of confidential information, personal data, and assets, even if unfounded, could adversely affect its operating results. Furthermore, failures of the Company's cybersecurity system could harm the Company's reputation, subject it to legal claims and otherwise materially and adversely affect the Company's business, financial condition, and results of operations and result in material loss for users.

Reliance on vendors and third‐party service providers

The Company's operations could be interrupted or disrupted if the Company's vendors and third‐party service providers, or even the vendors and third‐party service providers of such vendors and third‐party service providers, experience operational or other systems difficulties, terminate their service, fail to comply with regulations, raise their prices or dispute key intellectual property rights sold or licensed to, or developed for the Company. The Company may also suffer the consequences of such vendors and third‐party providers' mistakes. The Company outsources some of its operational activities and accordingly depends on relationships with many vendors and third‐party service providers.

The failure or capacity restraints of vendors and third‐party services, a cybersecurity breach involving any third‐party service providers or the termination or change in terms or price of a vendors and third‐party software license or service agreement on which the Company relies could interrupt the Company's operations. Replacing vendors and third‐party service providers or addressing other issues with the Company's vendors and third‐party service providers could entail significant delay, expense, and disruption of service. As a result, if these vendors and third‐party service providers experience difficulties, are subject to cybersecurity breaches, terminate their services, dispute the terms of intellectual property agreements, or raise their prices, and the Company is unable to replace them with other vendors and service providers, particularly on a timely basis, the Company's operations could be interrupted. If an interruption were to continue for a significant period, the Company's business, financial condition, and results of operations could be adversely affected and the Company could suffer reputational damage. Even if the Company can replace vendors and third‐party service providers, it may be at a higher cost to the Company, which could also adversely affect the Company's business, financial condition, and results of operations.

Finally, notwithstanding the Company's efforts to implement and enforce strong policies and practices regarding third‐party service providers, the Company may not successfully detect and prevent fraud, incompetence, or theft by its third‐party service providers, which could adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

Competition from increase in investment products referencing digital assets

While the Digital Asset industry is at an early stage, there are examples in several countries of securitized products or collective investment schemes being created in order to provide exposure to digital assets. These products and schemes present competition to the Company. Such competition is likely to grow as new entrants emerge, including large financial institutions such as investment banks, which have greater resources, technology and distribution channels than the Company. Such increased competition could result in, among other things, the Company losing market share, the emergence of superior products and to compression of margins, any of which could have a material and adverse effect on the Company's business, financial condition and results of operations and result in material loss for users.

Competitors may attempt to imitate the Company's services, products and technology

As the Company's business continues to expand, its competitors will likely imitate its products, services and technology. Only a portion of the intellectual property used in the operation of the Company's business is patentable, and therefore it will rely significantly on trade secrets, trade and service marks and copyright. The Company also relies on trade secret protection and confidentiality agreements with its employees, consultants, suppliers, third‐party service providers and others to protect its intellectual property and proprietary rights. Nevertheless, the steps the Company takes to protect its intellectual property and proprietary rights against infringement or other violation may be inadequate and it may experience difficulty in effectively limiting the unauthorized use of its patents, trade secrets, trade and service marks, copyright and other intellectual property and proprietary rights worldwide. The Company also cannot guarantee that others will not independently develop technology with the same or similar function to any proprietary technology it relies on to conduct its business and differentiate itself from competitors.

Software systems, products and related enhancements must remain compatible with the other software products and systems used by the Company and its users. Often, the Company must integrate software licensed or acquired from third parties with its proprietary software to create or improve its products. If the Company is unable to successfully integrate software to develop new software products and enhancements to existing products, to complete products currently under development, or if integrated or new products or enhancements do not achieve acceptance by the marketplace, its operating results may materially suffer. The operation of any element of a blockchain network or platform may be severely and adversely affected by the malfunction of its technology and the technology of third parties. The Company depends on major mobile operating systems and third‐party platforms for the distribution of certain products. If app stores or other platforms prevent customers from accessing the Company's apps, its ability to grow may be adversely affected. The Company may or may come to depend upon third‐party software products to develop its products. If in future such reliance existed and the software products were not available, the Company might experience delays or increased costs in the development of its products.

The Company could incur significant costs and management distraction in pursuing claims to enforce its intellectual property and proprietary rights through litigation. If the Company is unable to protect or preserve the value of its patents, trade secrets, trade and service marks, copyright or other intellectual property and proprietary rights for any reason, its reputation could be damaged and its business, financial condition and results of operations could be materially adversely affected.

Limited Operating History

The Company has recently started to carry on its business and is therefore subject to risks related to companies in earlier stages of development, including under‐capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment, and the Company may not successfully address all of the risks and uncertainties or successfully implement its existing and new products and services. Failure to do so could materially harm the Company's business and impair the value of its Common Shares, resulting in a loss to shareholders. Regardless, the Company may not generate anticipated cash flows or profits. No assurance can be given that the Company can or will ever be successful in its operations and operate profitably. An investment in the Company's Common Shares is speculative and subject to a number of risks and uncertainties. Only persons who can bear the risk of substantial or total loss of their investment should participate. Investors should carefully consider the risks described above before investing in the Company's Common Shares.

Growth and Consolidation in the Broader Industry

Consolidating transactions could have adverse effects on the Company, resulting the Company losing strategic relationships if its partners are acquired by or enter into agreements with a competitor. Relationships between the Company and its strategic partners may deteriorate and cause an adverse effect on the business, and competitors or users of competing technology could consolidate with the Company's current or potential customers. The Company's competitors could become larger players in the market or new competitors could emerge, and industry consolidation could result in the Company diverting resources to meet competitive threats, potentially adversely impacting operating results. Such events may place the Company at a competitive disadvantage, or otherwise materially adversely affect operations and revenues.

The Company's growth and profitability may depend on the effectiveness and efficiency of advertising and promotional expenditures. There can be no assurance that advertising and promotional expenditures will result in revenues in the future or will generate awareness of the Company's services. The Company's success may depend on its ability to continue to sign up new customers and users to its apps and products and growing active customer and user bases. Unfavorable media coverage could negatively affect our business. No assurance can be given that the Company will be able to procure a sufficient number of customers and/or users.

Intellectual property rights claims

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code or against any of the Company's patents or intellectual property rights associated with its platforms. Regardless of the merit of any intellectual property claim or other legal action, any threatened action that reduces confidence in a Digital Asset network's long‐term viability or the ability of a user to hold and trade digital assets may adversely affect the Company's business, financial condition and results of operations and result in material loss for users. Additionally, a meritorious intellectual property claim could prevent users from accessing, holding, or trading digital assets, which could force the liquidation of users' holdings of digital assets (if such liquidation is possible).

Access to banking services for Digital Asset service businesses or businesses that accept digital assets

Several companies that provide services related to Digital Asset have been unable to find banks that are willing to provide them with bank accounts and banking services. Similarly, a number of such companies have had their existing bank accounts closed by their banks. Banks may refuse to provide bank accounts and other banking services to Digital Asset companies or companies that accept digital assets for a number of reasons, such as perceived compliance risks or costs. The difficulty that many businesses that provide services related to Digital Asset have and may continue to have in finding banks willing to provide them with bank accounts and other banking services may be currently decreasing the usefulness of digital assets as a payment system and harming public perception of digital assets or could decrease its usefulness and harm its public perception in the future, which could have a material and adverse effect on the Company's business, financial condition and results of operations and result in material loss for users. Similarly, the usefulness of digital assets as a payment system and the public perception of digital assets could be damaged if banks were to close the accounts of many or of a few key businesses providing services related to digital assets.

Risks of Political or Economic Crises

Political or economic crises may motivate large‐scale sales of digital assets, which could result in a reduction in the price of digital assets. As an alternative to fiat currencies that are backed by central governments, digital assets, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is impossible to predict how such supply and demand will be affected by future geopolitical events. Political or economic crises may motivate large‐scale acquisitions or sales of digital assets either globally or locally. Large‐scale sales of digital assets could reduce demand for the services the Company provides through its platforms and adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

Risks Related to the Platform

The unregulated nature surrounding the operations of other Digital Asset trading platforms

Many digital asset trading platforms are not currently treated by regulators as securities exchanges or commodity futures exchanges in Canada, the United States and certain other global jurisdictions. The platforms through which digital assets trade are new and, in many cases, largely unregulated. Furthermore, many such platforms do not provide the public with significant information regarding their ownership structure, management teams, corporate practices or regulatory compliance. As a result, the marketplace may lose confidence in, or may experience problems relating to, these platforms.

Over the past several years, a number of digital asset trading platforms have been closed due to fraud, failure or security breaches. In many of these instances, the customers of such platforms were not compensated or made whole for the partial or complete losses of their account balances in such platforms. Many digital asset trading platforms lack certain safeguards put in place by traditional exchanges to enhance the stability of trading on the platform and prevent flash crashes, such as limit‐down circuit breakers. As a result, the prices of digital assets on digital assets trading platforms may be subject to larger and/or more frequent sudden declines than assets traded on traditional exchanges.

A lack of stability in other Digital Asset trading platforms, manipulation of Digital Asset markets by customers of other Digital Asset trading platforms and/or the closure or temporary shutdown of such platforms due to fraud, business failure, internal collusion, hackers or malware may reduce confidence in Digital Asset trading platforms generally, which could adversely affect the Company's business, financial condition and results of operations. Any such events could adversely affect the Company's business, financial condition and results of operations and result in material loss for users.

CeFi will face competition from existing and newly established Digital Asset trading platforms

It is possible that Digital Asset trading platforms exist or could be established that utilize the same or similar protocols as those provided by the CeFi businesses or that facilitate services that are materially similar to the services provided by CeFi. CeFi may face competition from any such alternative networks, which could negatively impact the Company and have a material adverse effect on the Company's business, financial condition and results of operations.

There are already several Digital Asset trading platforms that CeFi will compete with. If CeFi is unable to offer features that differentiate it from such competitors, or such competitors create pricing pressure that results in lower‐than‐anticipated revenues, CeFi may not remain viable, which could have a material adverse effect on the Company's business, financial condition and results of operations and result in material loss for users.

Liquidity constraints

While the liquidity and traded volume of digital assets have generally seen continuous growth, digital assets are still maturing assets. The CeFi businesses may not always be able to facilitate the trading of digital assets at prevailing market prices. It may become difficult for users to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in the marketplace. CeFi may face competition for liquidity with other Digital Asset trading platforms. Unexpected market illiquidity, and other conditions beyond CeFi's control, may cause major losses to users.

While the CeFi businesses have implemented procedures to ensure sufficient liquidity for its users, there is no guarantee that such procedures will be effective. Should liquidity constraints affect CeFi's users, CeFi may face significant reputational damage as a result, which could adversely affect the business, financial condition and operations results of the Company and result in material loss for users.

Risk of manipulation on Digital Asset trading platforms

Some Digital Asset trading platforms have been known to permit and/or report artificially high order volumes and/or trading volumes. Digital Asset trading platforms are not required to adopt policies and procedures for the purpose detecting and preventing manipulative and deceptive trading activities and, if manipulative and deceptive trading activities are detected, Digital Asset trading platforms may not have procedures for, or jurisdiction to, sanction or otherwise deter such activities and/or to detect, investigate and prosecute fraud.

While the CeFi businesses have implemented procedures to prevent manipulative and deceptive trading activities, there is no guarantee that such procedures will be effective. Should manipulative and deceptive trading practices occur through the facilities of the platforms, the Company may face significant reputational damage as a result, which could adversely affect the business, financial condition and operations results of the Company and result in material loss for users.

General Business and Market Risks

Key Personnel

The senior officers of the Company will be critical to its success. In the event of the departure of a senior officer, the Company believes that it will be successful in attracting and retaining qualified successors but there can be no assurance of such success. Recruiting qualified personnel as the Company grows is critical to its success. As the Company's business activity grows, it will require additional key financial, administrative and technical personnel as well as additional operations staff. If the Company is not successful in attracting and training qualified personnel, the efficiency of its operations could be affected, which could have an adverse impact on future cash flows, earnings, results of operations and the financial condition of the Company.

Conflicts of Interest

Directors and officers of the Company are or may become directors or officers of other reporting companies or have significant shareholdings in other public companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. The Company and its directors and officers will attempt to minimize such conflicts. In the event that such a conflict of interest arises at a meeting of the directors of the Company, it is the intention of the Company that a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, the Company will establish a special committee of independent directors to review a matter in which one or more directors, or officers, may have a conflict. In determining whether or not the Company will participate in a particular program and the interest therein to be acquired by it, the directors will be expected to primarily consider the potential benefits to the Company, the degree of risk to which the Company may be exposed and its financial position at that time. In conflict‐of‐interest situations, directors and officers may need to balance competing interests that may be resolved in a manner that is unfavourable to the Company.

Additional Financing

The Company may require additional financing in order to make further investments or take advantage of future opportunities and to grow its business. The ability of the Company to arrange such financing in the future will depend in part upon prevailing capital market conditions, as well as upon the business success of the Company. There can be no assurance that the Company will be successful in its efforts to arrange additional financing on terms satisfactory to the Company. If additional financing is raised by the issuance of Common Shares or other forms of convertible securities from treasury, control of the Company may change, and shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business. If the Company is unable to generate sufficient revenues or obtain such additional financing, any investment in the Company may be lost. In such event, the probability of resale of the securities of the Company would be diminished.

Management of Growth

The Company may be subject to growth‐related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Issuance of debt

From time to time, the Company may enter into transactions to acquire assets or the shares of other organizations or seek to obtain additional working capital. These transactions may be financed in whole or in part with debt, which may increase the Company's debt levels above industry standards for companies of similar size. Depending on future plans, the Company may require additional equity and/or debt financing that may not be available or, if available, may not be available on favourable terms to the Company. The Company's constating documents do not limit the amount of indebtedness that may be incurred, and it is not expected that the Company's constating documents will contain such restrictions. As a result, the level of the Company's indebtedness from time to time could impair its ability to operate or otherwise take advantage of business opportunities that may arise.

Dilution

The Company may make future acquisitions or enter into financings or other transactions involving the issuance of securities of the Company which may be dilutive to the holdings of existing shareholders.

Price volatility of publicly traded securities

In recent years, the securities markets in the United States and Canada and certain other jurisdictions internationally have experienced a high level of price and volume volatility, and the market prices of securities of many companies have experienced wide fluctuations in price. There can be no assurance that continuing fluctuations in price will not occur. It may be anticipated that any quoted market for the Common Shares will be subject to market trends generally, notwithstanding any potential success of the Company in creating revenues, cash flows or earnings. The value of the Common Shares will be affected by such volatility. A public trading market in the Common Shares having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of Common Shares at any given time, which, in turn is dependent on the individual decisions of investors over which the Company has no control. There can be no assurance that an active trading market in securities of the Company will be established and sustained. The market price for the Company's securities could be subject to wide fluctuations, which could have an adverse effect on the market price of the Company. The stock market has, from time to time, experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance, net asset values or prospects of particular companies. If an active public market for the Common Shares does not develop, the liquidity of a shareholder's investment may be limited, and the share price may decline.

Markets for securities

The market price for the securities of the Company could be subject to wide fluctuations. Factors such as commodity prices, government regulation, interest rates, share price movements of the Company's peer companies and competitors, as well as overall market movements, may have a significant impact on the market price of the securities of the Company.

General economic conditions may adversely affect the Company's growth

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries continue to be negatively impacted by these market conditions. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, tax rates may adversely affect the Company's growth and profitability.

Catastrophic event risk

The Company's operations are exposed to potential damage, including partial or full loss, resulting from disasters such as an earthquake, hurricane, fire, explosion, flood, severe storm, terrorist attack or other comparable events. A pandemic or an assault or an action of malicious destruction, sabotage or terrorism could also disrupt our ability to operate. The occurrence of a significant event that disrupts our ability to operate for an extended period could have a material adverse effect on our business, financial condition and results of operations.

Novel Coronavirus ("COVID‐19")

Since March 2020, several measures have been implemented in Canada and the rest of the world in response to the novel coronavirus ("COVID‐19"). The ongoing impact of COVID‐19 is undeterminable given its dynamic and changing circumstances.

DIVIDENDS AND DISTRIBUTIONS

The Company has not declared nor paid any dividends in the three most recently completed financial years. The Company has no restrictions on paying dividends but does not currently intend on paying any dividends or distributions on Common Shares for the foreseeable future. If the Company generates earnings in the foreseeable future, it expects that they will be retained and used to finance growth. The directors of the Company will determine if and when dividends should be declared and paid in the future based upon the Company's financial position at the relevant time.

DESCRIPTION OF CAPITAL STRUCTURE

General Description of Capital Structure

As of the date of this AIF, the authorized share capital of the Company consists of an unlimited number of Common Shares. The Company is authorized to issue an unlimited number of first preferred shares, issuable in series. As of the date hereof, there are no first preferred shares issued and outstanding.

As the date of this AIF, there are a total of 238,363,466 Common Shares, 8,812,989 Options, 2,051,355 RSUs and 43,618,048 Common Share purchase warrants (including broker warrants) issued and outstanding.

Common Shares

Holders of Common Shares are entitled to one vote for each Common Share held at all meetings of the shareholders of the Company, to receive dividends if, as and when declared by the Board, and, upon liquidation, to share equally in such assets of the Company as are distributable to the holders of Common Shares. The Common Shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, purchase for cancellation or surrender provisions, sinking or purchase fund provisions, provisions permitting or restricting the issuance of additional securities, or provisions requiring a shareholder to contribute additional capital.

Warrants

As of the date of this AIF, the Company has 43,618,048 Warrants outstanding.

418,898 of the Warrants outstanding were issued to agents in connection with the Subscription Receipt Financing and are exercisable by the holder thereof to acquire one Common Share at a price of $1.00 on or before August 30, 2023.

7,215,254 Warrants outstanding were issued in connection with the October 2021 Bought Deal (consisting of 6,760,002 Warrants issuable on the exercise of the units and 455,252 Warrants that are issuable on the exercise of the Broker Warrants) and are exercisable by the holder thereof to acquire one Common Share at a price of $2.55 until October 26, 2024. Each of these Warrants are issued and created pursuant to the Warrant Indenture, and are subject to a warrant acceleration right exercisable by the Company if at any time following the date that is four months and one day following February 27, 2021, the daily volume weighted average trading price of the Common Shares on the TSX is greater than $4.00 per Common Share for the preceding 5 consecutive trading days, the Company shall have the right to accelerate the expiry date of the Warrants to a date that is at least 30 days following the date of a written notice to the holders thereof (the "Warrant Acceleration Right"). The Common Shares and Warrants are subject to a Canadian four-month statutory hold period.

9,375,000 Warrants outstanding were issued in connection with the February 2022 Bought Deal (consisting of 9,375,000 Warrants issuable on the exercise of the units and 808,333 Over Allotment Warrants issuable on the exercise of the Over Allotment Units) and are exercisable by the holder thereof to acquire one Common Share at a price of $3.10 until February 4, 2024.

22,800,000 January 2023 Warrants were issued in connection with the brokered private placement of units that closed on January 30, 2023.

Broker Warrants

As of the date of this AIF, the Company has 910,503 Brokers Warrants outstanding issued in connection with the October 2021 Bought Deal. The Brokers Warrants were issued on October 26, 2021 pursuant to the October 2021 Bought Deal. Each Broker Warrant entitles the holder thereof, subject to the terms and conditions of the underlying Broker Warrant certificate, to purchase one unit consisting of one Common Share and one-half of one Warrant, at any time and from time to time until 5:00 p.m. on October 26, 2024 on payment of $1.95 per unit. The Warrants underlying the Broker Warrants are exercisable by the holder thereof to acquire one Common Share at a price of $2.55.

As of the date of this AIF, the Company has 1,151,042 Brokers Warrants outstanding issued in connection with the February 2022 Bought Deal. The Brokers Warrants were issued on February 4, 2022, pursuant to the February 2022 Bought Deal. Each Broker Warrant entitles the holder thereof, subject to the terms and conditions of the underlying Broker Warrant certificate, to purchase one unit consisting of one Common Share and one-half of one Warrant, at any time and from time to time until 5:00 p.m. on February 04, 2024, on payment of $2.40 per unit. The Warrants underlying the Broker Warrants are exercisable by the holder thereof to acquire one Common Share at a price of $3.10

As of the date of this AIF, the Company has 26,271 Overallotment Brokers Warrants outstanding issued in connection with the February 2022 Bought Deal. The Overallotment Brokers Warrants were issued on February 11, 2022, pursuant to the February 2022 Bought Deal. Each Broker Warrant entitles the holder thereof, subject to the terms and conditions of the underlying Broker Warrant certificate, to purchase one unit consisting of one Common Share and one-half of one Warrant, at any time and from time to time until 5:00 p.m. on February 11, 2024, on payment of $2.40 per unit. The Warrants underlying the Broker Warrants are exercisable by the holder thereof to acquire one Common Share at a price of $3.10

Options & Other Share-Based Awards

The Company amended its existing Equity Incentive Plan on September 12, 2022. The purpose of the Equity Incentive Plan is to provide the Company with share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company and its subsidiaries, to reward such of those directors, employees and consultants from time to time for their contributions toward the long-term goals and success of the Company.

As of the date of this AIF, there are 8,812,989 Options outstanding on a fully diluted basis. The Options were issued to directors, employees, and consultants pursuant to the Equity Incentive Plan. Each Option is exercisable by the holders thereof for one Common Share and have exercise prices ranging from $0.15 - $2.45 per Common Share.

1,368,000 Option were issued to the agents of the brokered private placement of units that closed on January 30, 2023. Each Option is exercisable at the offering price of the brokered private placement for a period of 24 months following the closing of the private placement.

As of the date of this AIF, there are 2,051,355 RSUs outstanding on a fully diluted basis. The RSUs were issued to directors, employees, and consultants pursuant to the Equity Incentive Plan. Each grant of RSUs contain specific vesting terms and is subject to and governed by the Equity Incentive Plan.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares currently trades on the Toronto Stock Exchange under the symbol "WNDR", however, during the financial year ended December 31, 2022, the Company traded on the NEO Exchange under the symbol "WNDR.". The following table sets forth, for the periods indicated, the reported high and low prices and the aggregate volume of trading of the Common Shares on the Toronto Stock Exchange for the financial year ended December 31, 2022.

Month	High Trading Price ($)(1)(2)(3)	Low Trading Price ($)(1)(2)(3)	Monthly Volume (#)(1)(2)(3)
January 2022	2.81	1.59	20,699,525
February 2022	2.07	0.95	23,200,597
March 2022	1.55	1.07	16,510,953
April 2022	1.36	1.05	8,111,729
May 2022	1.19	0.45	16,347,893
June 2022	0.86	0.36	11,288,607
July 2022	0.62	0.44	3,432,547
August 2022	0.59	0.41	6,913,182
September 2022	0.54	0.435	4,830,402
October 2022	0.45	0.23	4,265,341
November 2022	0.34	0.165	13,703,389
December 2022	0.20	0.11	5,365,757

Notes:

(1) Neo Exchange from January 1, 2021 to June 21, 2022, TMX DataLinx from June 22, 2022 to December 31, 2022.

(2) On June 21, 2022, the Company Common Shares were delisted from the NEO Exchange at the close of business.

(3) On June 22, 2022, the Company's common shares were listed for trading on the Toronto Stock Exchange.

Prior Sales

During the financial period ended December 31, 2022, the Company issued the following Common Shares:

Date	Price Per Security	Number of Securities Issued / Granted	Reason for Issuance
26-Oct-21	$1.95	13,558,463	October 2021 Offering
29-Oct-21	N/A	145,000	Vesting of Restricted Stock Units
08-Nov-21	$0.40	40,000	Exercise of Options
15-Nov-21	$0.40	61,108	Exercise of Options
18-Nov-21	$1.00	20,830	Exercise of Options
06-Dec-21	$0.25	34,720	Exercise of Options
06-Dec-21	$1.70	60,000	Exercise of Options
31-Dec-21	$1.00	534,877	Exercise of Warrants
07-Jan-22	$0.25	187,500	Exercise of Options
07-Jan-22	$0.40	121,112	Exercise of Options

Date	Price Per Security	Number of Securities Issued / Granted	Reason for Issuance
20-Jan-22	$1.00	6,800	Exercise of Warrants
24-Jan-22	N/A	25,833	Vesting of Restricted Stock Units
31-Jan-22	$0.25	9,999	Exercise of Options
04-Feb-22	$2.40	18,750,000	February 2022 Offering(1)
07-Feb-22	N/A	1,000,000	Payment of Consulting Fees
16-Feb-22	$1.00	4,166	Exercise of Options
10-Mar-22	$0.25	6,940	Exercise of Options
23-Mar-22	N/A	17,500	Vesting of Restricted Stock Units
25-Mar-22	N/A	68,349,317	Acquisition of Bitbuy
25-Mar-22	N/A	1,650,683	Advisory Fees paid in connection with Acquisition of Bitbuy
25-Mar-22	N/A	1,000,000	Payment of Consulting Fees
08-Apr-22	N/A	921,453	Payment of Consulting Fees
06-Jun-22	N/A	13,333	Vesting of Restricted Stock Units
21-Jun-22	N/A	17,500	Vesting of Restricted Stock Units
30-Jun-22	$0.40	185,185	Payment of Consulting Fees
30-Jun-22	$0.40	50,000	Exercise of Options
04-Jul-22	N/A	28,925,645	Acquisition of Coinberry
04-Jul-22	N/A	1,275,000	Advisory Fees paid in connection with Acquisition of Coinberry
19-Jul-22	N/A	8,333	Vesting of Restricted Stock Units
17-Aug-22	N/A	37,500	Vesting of Restricted Stock Units
21-Aug-22	N/A	5,000	Vesting of Restricted Stock Units
21-Sep-22	N/A	27,785	Payment of Consulting Fees
25-Oct-22	N/A	25,833	Vesting of Restricted Stock Units
30-Oct-22	N/A	225,000	Vesting of Restricted Stock Units
07-Nov-22	N/A	19,740,846	Acquisition of BCF
17-Nov-22	N/A	37,500	Vesting of Restricted Stock Units
21-Nov-22	N/A	55,000	Vesting of Restricted Stock Units
30-Nov-22	N/A	519,063	Vesting of Restricted Stock Units
28-Dec-22	$0.13	50,000	Payment of Consulting Fees
28-Dec-22	N/A	14,062	Payment of Consulting Fees
28-Dec-22	N/A	17,500	Vesting of Restricted Stock Units

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

As of the date of this AIF, in connection with the transactions the following securities of the Company are held in escrow or are subject to a contractual restriction on transfer under (i) the mandate of National Policy 46-201 - Escrow for Initial Public Offerings.

Designation of Security	Number of securities to be subject to escrow(1)	Percentage of Class(2)
Common Shares	30,299,904(3)(4)(5)	12.71%
Options	Nil	Nil

Notes:

(1) Computershare Trust Company of Canada is the escrow agent and depository responsible for the escrow of the securities named in this table.

(2) Common Share percentages based on 238,363,466 issued and outstanding on an undiluted basis as of the date of this AIF.

(3) Starting four months after the close of the Bitbuy Agreement, 25% of the shares issued to employees and management of First Ledger Corp. are released every four months. Beginning on the close of the Bitbuy Agreement, 1/12th of the shares issued to other First Ledger Corp. shareholders are released on a monthly basis.

(4) Starting three months after the close of the Coinberry Agreement, 1/8th of the shares issued to the principals of Coinberry and their relatives are released every four months. Beginning on the close of the Coinberry Agreement, 1/12th of the shares issued to other Coinberry. shareholders are released on a monthly basis.

(5) Beginning on the close of the BFC Agreement, 1/5th of the shares issued to the principals of BCF are released every three months.

There are 30,299,904 (12.71% on an undiluted basis) Common Shares subject to the escrow mandate under NP 46- 201.

DIRECTORS AND OFFICERS

Name, Occupation and Security Holding

The following table sets forth the name, province or state and country of residence, the position held with the Company and period(s) during which each director of the Company has served as a director, the principal occupation, and the number and percentage of Common Shares beneficially owned by each director and executive officer of the Company as of the date of this AIF. The statement as to the Common Shares beneficially owned, controlled or directed, directly or indirectly, by the directors and executive officers hereinafter named is in each instance based upon information furnished by the person concerned and is as at the date hereof. All directors of the Company hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

Name and Place of Residence	Position / Title	Director or Officer Since	Principal Occupation During Preceding Five Years
Dean Skurka Ontario, Canada	Interim-Chief Executive Officer and Director	October 24, 2022	CEO of Bitbuy since July 29, 2022. Previously, he held the position CFO of Bitbuy since 2018.
Adam Garetson Ontario, Canada	Chief Legal Officer, General Counsel and Corporate Secretary	April 11, 2022	Director and Senior Counsel at RBC Capital Markets, the Investment Industry Regulatory Organization of Canada (IIROC) regulated broker-dealer subsidiary of the Royal Bank of Canada.
Cong Ly British Columbia, Canada	Chief Technology Officer	August 30, 2021	CTO of WonderFi since August 2021; CTO of DeFi from January to August 2021; Co-Founder and Technical Advisor of Sun Machine Games from 2019 to January 2021; Director of Engineering at First Coin Capital Corp. from October 2017 to November 2018; Senior Manager, Engineering at Hootsuite from 2015 to October 2017.
Andeena Wen Ontario, Canada	Interim Chief Financial Officer	February 8, 2023	Vice President, Finance at WonderFi from November 2022 to February 2023; Direct of Finance at WonderFi from March 2022 to November 2022; Finance Director & Corporate Controller at ZoomerMedia Limited from March 2018 to March 2022.

Name and Place of Residence	Position / Title	Director or Officer Since	Principal Occupation During Preceding Five Years
Torstein Braaten Ontario, Canada	Chief Compliance Officer	May 23, 2022	Chief Compliance Officer of First Ledger Corp. from July 2021 to May 2022; Chief Operating Officer and Chief Compliance Officer at Instinet Incorporated from January 2018 to July 2021; Chief Compliance Officer at BMO Nesbitt Burns Inc. from December 2016 to January 2018.
Stephanie Li Alberta, Canada	Chair of the Board(1)(2)	August 30, 2021	Independent Director of WonderFi since August 2021; CFO at Cielo Waste Solutions since May 2021; Director of Accounting of Bosa Properties from November 2020 to April 2021; Director of Finance & Controller at Northview Apartment REIT from September 2016 to October 2020.
Ben Samaroo British Columbia, Canada	Director	August 30, 2021	CEO of WonderFi from August 2021 to October 2022; CEO and Director of DeFi Ventures Inc. from January to August 2021; Director of Atlas One Digital Securities Inc. since January 2020; Principal at Bravo Consulting from December 2018 to December 2020; General Counsel and CCO of First Coin Capital Corp. from September 2017 to November 2018
Ameer Rosic Ontario, Canada	Director(1)(2)	March 24, 2022	Founder of Blockgeeks from October 2016 to October 2019; Founder of Rosic Media since December 2016
Asha Daniere Ontario, Canada	Director(1)(2)	September 12, 2022	Independent Strategic Legal Advisor from March 2020 to present; Executive Vice-President, Legal and Business Affairs at Blue Ant Media from September 2012 to February 2020.
Andrei Poliakov Ontario, Canada	Director	September 12, 2022	CEO & President of Coinberry Limited from July 2017 to July 2022.

Notes

(1) Member of the Audit Committee. Stephanie Li is the Chair of the Audit Committee.

(2) Member of the Compensation, Nomination and Governance Committee ("CNGCC"). Asha Daniere is the Chair of the CNGCC.

As at the date hereof, the directors and executive officers of the Company, as a group, beneficially owned, directly or indirectly, or exercised control over, a total of 9,416,089 Common Shares, representing approximately 3.95% of the issued and outstanding common shares of the Company.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

No director or executive officer of the Company, is, as at the date hereof, or has been, within the ten years before the date hereof, a director, chief executive officer or chief financial officer of any company that:

(a) was subject to a cease trade or similar order, or an order that denied the company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a) is, as at the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of the Company's knowledge there are no known existing or potential conflicts of interest between the Company and any directors or officers of the Company, except that certain of the directors and officers serve as directors, officers, promoters and members of management of other public or private companies and therefore it is possible that a conflict may arise between their duties as a director or officer of the Company and their duties as a director, officer, promoter or member of management of such other companies.

The directors and officers of the Company are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors and officers of conflicts of interest and the Company will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the BCBCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

PROMOTERS

Other than as disclosed below, no person or company has within the two most recently completed financial years, or is during the current financial year, been a promoter of the Company or a subsidiary thereof.

Ben Samaroo, Dean Sutton and Cong Ly were promoters of DeFi, in that they took the initiative in founding and organizing the Company's DeFi business.  Ben Samaroo and Cong Ly continue to be promoters of the Company. Ben Samaroo, Dean Sutton and Cong Ly together beneficially own, directly or indirectly, or exercise control or direction over, 11,450,392 Common Shares, being 4.8% of the issued and outstanding Common Shares on an undiluted basis.

Dean Skurka is a promoter of Bitbuy Technologies Inc. in that he took initiative in organizing Bitbuy. He beneficially owns 5,352,686 Common Shares, being 2.24% of the issued and outstanding Common Shares on an undiluted basis.

Except as disclosed in this AIF, promoters of the Company have not and will not receive from or provide to the Company anything of value, including money, property, contracts, options or rights of any kind, directly or indirectly.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not and was not, during the year ended December 31, 2022, a party to any material legal proceedings, nor is any of its property, nor was any of its property, during the year ended December 31, 2022, the subject of any material legal proceedings required to be disclosed in this document. As at the date hereof, no such material legal proceedings are known to be contemplated required to be disclosed in this document.

During the financial year ended September 30, 2021, there were no: (a) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority; (b) penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision; or (c) settlement agreements the Company entered into before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed below and herein, none of the directors or executive officers of the Company, nor any person or company that beneficially owns, controls, or directs, directly or indirectly, more than 10% of any class or series of outstanding voting securities of the Company, nor any associate or affiliate of the foregoing persons, has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The Company's transfer agent and registrar is Computershare Trust Company of Canada at its principal office in Vancouver, British Columbia.

MATERIAL CONTRACTS

Other than the following agreements, the Company did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2022, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2022 which are still in effect as at the date of this AIF:

- The Company entered into an escrow agreement with Computershare Trust Company of Canada ("Computershare") dated August 30, 2021, where the Company appointed Computershare as escrow agent for the Common Shares;

- The Company entered into a business combination agreement with 100067624 Ontario Inc. and First Ledger Corp. dated January 4, 2022, where the Company acquired all of the outstanding shares of First Ledger Corp;

- The Company entered into a business combination agreement with Coinberry Limited, Andrei Poliakov and Evan Kuhn dated April 17, 2022, where the Company acquired all of the outstanding shares of Coinberry;

- The Company entered into an arrangement agreement with Blockchain Foundry Inc. dated August 31, 2022, where the Company acquired all of the outstanding shares of BCF;

- The Company entered into a warrant indenture with Computershare Trust Company of Canada dated January 30, 2023, where the Company appointed Computershare as warrant agent for the January 2023 Warrants; and

- The Company entered in an equity distribution agreement with Canaccord Genuity Corp. ("Canaccord") on December 23, 2022, where Canaccord agreed to act as agent to offer up to $10,000,000 of Common Shares for sale to the public from time to time pursuant to a base shelf prospectus.

INTERESTS OF EXPERTS

Raymond Chabot Grant Thornton LLP are the auditors of the Company and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Additional information including directors' and executive officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans will be contained in the Company's management information circular for its annual meeting of shareholders.

Additional financial information is provided in the Company's annual financial statements and management's discussion and analysis for the year ended December 31, 2022, each of which is available on SEDAR at www.sedar.com.

AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the Company's systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents, including the Company's annual audited financial g statements and unaudited quarterly financial statements, and monitoring the performance and independence of the Company's external auditors. The Audit Committee is also responsible for reviewing with management the Company's risk management policies, the timeliness and accuracy of the Company's regulatory filings and all related party transactions as well as the development of policies and procedures related to such transactions.

Audit Committee Charter

The Audit Committee Charter sets out its responsibilities and authority, procedures governing meetings, qualifications for membership and particulars governing the role of the Chair. A copy of the Audit Committee Charter is attached hereto as Schedule "A".

Composition of the Audit Committee

During the year ended December 31, 2022, the Audit Committee was comprised of three directors, of all of whom were independent directors. The current members of the Audit Committee are: Stephanie Li (Chair), Asha Daniere, and Ameer Rosic. In addition to being independent directors as described above, each member of the Audit Committee is considered "financially literate" pursuant to National Instrument 52-110 Audit Committees ("NI 52-110").

Relevant Education and Experience

Stephanie Li

Stephanie brings more than 15 years of finance experience to her role at the Company, with a particular specialty in high-growth environments. She is currently the Chief Financial Officer at Cielo Waste Solutions, one of the fastest growing ESG companies in North America. Stephanie has extensive experience in leadership, strategic planning, financial reporting, budgeting, internal controls, governance and risk management, audit, tax, and capital markets. She previously served in a leadership role at Northview Apartment REIT, a Toronto Stock Exchange listed real estate investment trusts ("REIT") which was acquired in 2020 for $4.9 billion. Stephanie is a Chartered Professional Accountant and holds a Bachelor of Commerce from the University of Alberta.

Ameer Rosic

Mr. Rosic is a serial entrepreneur, marketing expert, angel investor and a long standing Web3 evangelist. In 2016, Mr. Rosic co-founded BlockGeeks with Dmitry Buterin, and it is one of the larger blockchain education and resource hubs on the internet. Through Rosic Media, a niche digital marketing firm, he has helped a number of prominent Direct-to-Consumer brands with implementing effective marketing, growth and customer acquisition strategies. Mr. Rosic is an active participant in the crypto ecosystem as an investor and advisor with leading DeFi protocols including Badger Dao, Synthetix and Thorchain which collectively represent approximately $3 billion in total value locked and have seen billions of dollars of transaction volume since inception.

Asha Daniere

Ms. Daniere is a strategic and legal advisor to companies in the media and technology industries. Previously, she was Executive Vice-President, Legal and Business Affairs at Blue Ant Media, a multi-platform media company. Ms. Daniere was the Senior Vice President and General Counsel at Score Media Inc. ("Score Media"), formerly a publicly traded sports media company. Prior to her role at Score Media, Ms. Daniere was General Counsel at Fun Technologies Inc. ("Fun Technologies"), an Internet start-up that previously traded on the TSX and on the Alternative Investment Market. Fun Technologies was focused on online skill games and online fantasy sports offerings and was bought by Liberty Media Inc. during her tenure at a valuation of $454,000,000. In addition to her experience in Canada, Ms. Daniere practiced law in the United States as an associate at White and Case LLP in New York City and as in-house counsel to The Topps Company, Inc. Ms. Daniere is currently a board member of the Toronto International Film Festival and MDC Partners Inc. She received her J.D. from Tulane Law School and her B.A. from the University of Toronto.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Audit Committee Oversight

At no time since the Company's formation, has any recommendation of the audit committee to nominate or compensate an external auditor not been adopted by the Board.

Pre-Approval Policies and Procedures

The Audit Committee Charter sets out responsibilities regarding the provision of non-audit services by the Company's external auditors and provides that the Audit Committee may pre-approve, in accordance with applicable law, any non-audit services to be provided by the Company's external auditors, with reference to compatibility of the service with the external auditors' independence.

External Auditor Service Fees

The aggregate fees billed by the Company's external auditors during the years ended December 31, 2022, September 30, 2021 and September 30, 2020 are set out in the table below.

Year Ended	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
December 31, 2022	$2,182,229.25	$2,074,049.25	$108,180	Nil
September 30, 2021	$75,000	Nil	Nil	Nil
September 30, 2020	$12,652.50	Nil	Nil	Nil

Notes:

(1) "Audit Fees" refers to the aggregate fees billed by the Company's external auditor for audit services on consolidated and standalone financial statements.

(2) "Audit-Related Fees" refers to the aggregate fees billed for assurance and related services by the Company's external auditor that are reasonably related to the performance of the audit or review of the Company's financial statements and not reported under Audit Fees. These amounts were incurred in relation to a quarterly review performed by the Company's external auditor.

(3) "Tax Fees" refers to the aggregate fees billed for professional services rendered by the Company's external auditor for tax compliance, tax advice and tax planning.

(4) "All Other Fees" refers to the aggregate fees billed for certain other services provided by the Company's external auditor, other than the services reported under the other three columns.

SCHEDULE A

General

The Board of Directors of the Company (the "Board of Directors") will establish an Audit Committee (the "Audit Committee"). The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the following:

• the accuracy and completeness of the Company's Financial Statements;|

• the internal control and financial reporting systems of the Company;

• the selection and activities of the Company's external Auditor;

• the development of the Company's Risk Management Strategy;

• the Company's compliance with legal and regulatory requirements regarding financial reporting; and

• any additional duties set out in this mandate or otherwise delegated to the Audit Committee by the Board of Directors.

Composition and Operation

The Board of Directors will in each year appoint at least three (3) Members of the Board of Directors (the "Board Members") as Members of the Audit Committee. The majority of the Members of the Audit Committee shall be "Independent" Directors.

All Members of the Audit Committee shall be financially literate. "Financially literate" means the ability to read and understand a set of Financial Statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company's Financial Statements. Specifically, a Board Member should have the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves.

Board Members who are not Members of the Audit Committee may attend all or any part of Meetings of the Audit Committee, but shall not vote.

Mandate

The Audit Committee's duties and responsibilities include, but are not limited to the following:

Financial Reporting and Disclosure

In connection with the financial reporting and disclosure obligations of the Company, the Audit Committee will:

• review the Audited Annual Financial Statements of the Company (the "Annuals") as prepared by Management in conjunction with the external Auditors, related Management Discussion and Analysis of operations and financial results of the Company (the "MD&A") and earnings Press Releases for submission to the Board of Directors for approval;

• review the Quarterly Financial Statements of the Company (the "Quarterlies"), the related MD&A and earnings Press Releases for submission to the Board of Directors for approval;|

• review with Management and the external Auditor, significant accounting practices employed by the Company and disclosure issues, including complex or unusual transactions, judgmental areas such as reserves or estimates, significant changes to accounting principles, and alternative treatments under Canadian GAAP and IFRS for material transactions. This review process must be undertaken in order to have reasonable assurance that the Financial Statements are complete, do not contain any misrepresentations, and present fairly the Company's financial position and the results of its operations in accordance with Canadian GAAP and IFRS;

• confirm through discussions with Management that Canadian GAAP and IFRS and all applicable laws or regulations related to financial reporting and disclosure have been complied with;

• review representations made by Management or the Auditor or other experts regarding any fact or event, which could have a material current or future effect on the Company's Financial Statements, and the manner in which these have been disclosed in the Financial Statements;

• discuss with Management the effect of any Off-Balance Sheet transactions, arrangements, obligations and other relationships with unconsolidated entities or other persons that may have a material current or future effect on the Company's financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components or revenues and expenses; and

• satisfy itself that adequate procedures are in place for the review of the Company's public disclosure of financial information extracted from the Company's Financial Statements and periodically assess the adequacy of those procedures.

Oversight of Internal Controls

The Audit Committee will:

• review and assess the adequacy and effectiveness of the Company's system of internal control and Management information systems through discussions with Management and the external Auditor;

• oversee the system of internal control, by:

• consulting with the external Auditor regarding the adequacy of the Company's internal controls;

• monitoring Policies and Procedures for internal accounting, financial control and Management information, electronic data control and computer security;

• obtaining from Management adequate assurances that all statutory payments and withholdings have been made; and

• taking other actions as considered necessary.

• oversee investigations of alleged fraud and illegality relating to the Company's finances and any resulting actions; and

• establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, the confidential, anonymous submission by Employees of concerns regarding questionable accounting or auditing matters, and for the protection from retaliation of those who report such complaints in good faith.

External Audit Appointment and Removal

The Audit Committee will:

• recommend the appointment or replacement of the external Auditor to the Board of Directors, who will consider the recommendation prior to submitting the nomination to the Shareholders of the Company for their approval;

• review Management's plans for an orderly transition to a new external Auditor, if required;

• pre-approve, in accordance with applicable law, any non-audit services to be provided to the Company by the external Auditor, with reference to compatibility of the service with the external Auditor's independence; and

• review and approve the Company's hiring policies regarding Partners, Employees and former Partners and Employees of the present and former external Auditor of the Company.

External Audit Liaison

The external Auditor will report directly to the Audit Committee.

In its role as liaison with the external Auditor the Audit Committee will:

• assist and facilitate the resolution of any disagreements between Management and the external Auditor regarding financial reporting;|

• review all other material written communications between the external Auditor and Management, including the post-audit Management Letter containing the recommendations of the external Auditor, Management's response and, subsequently, follow up identified weaknesses; and

• meet with the external Auditor independently from Management and without Management present at least annually to discuss and review specific issues; and as appropriate with respect to any significant matters that the Auditor may wish to bring to the Audit Committee for its consideration.

External Audit Review

The Audit Committee will:

• review with Management, and make recommendations to the Board of Directors, regarding the compensation of the external Auditor. In making a recommendation with respect to compensation, the Audit Committee shall consider the number and nature of reports issued by the external Auditor, the quality of internal controls, the size, complexity and financial condition of the Company, and the extent of other support provided by the Company to the external Auditor;

• review with Management the terms of the external Auditor's engagement, accountability, experience, qualifications and performance. Evaluate the performance of the external Auditor;

• review the Audit Plan and scope of the external Audit with the external Auditor and Management, and consider the nature and scope of the planned audit procedures;

• discuss with the external Auditor any significant changes required in the approach or scope of their Audit Plan, Management's handling of any proposed adjustments identified by the external Auditor, and any actions or inactions by Management that limited or restricted the scope of their work;

• review, independently from Management and without Management present, the results of the Annual External Audit, the Audit Report thereon and the Auditor's review of the related MD&A, and discuss with the external Auditor the quality (not just the acceptability) of accounting principles used, any alternative treatments of financial information that have been discussed with Management, the ramifications of their use and the Auditor's preferred treatment, and any other material communications with Management;

• engage the external Auditor to review all Interim Financial Statements and review the results of the Auditor's review of the Interim Financial Statements and the Auditor's review of the related MD&A independent of and without Management present;

• review any other matters related to the external Audit that are to be communicated to the Audit Committee under generally accepted auditing standards or that relate to the external Auditor;

• review with Management and the external Auditor any correspondence with regulators or governmental agencies, Employee complaints or published reports that raise material issues regarding the Company's Financial Statements or Accounting Policies; and

• at least annually, and before the external Auditor issues its report on the Annual Financial Statements, review and confirm the independence of the external Auditor through discussions with the Auditor on their relationship with the Company, including details of all non-audit services provided. Consider the safeguards implemented by the external Auditor to minimize any threats to their independence, and take action to eliminate all factors that might impair, or be perceived to impair, the independence of the external Auditor. Consider the number of years the lead audit partner has been assigned to the Company, and consider whether it is appropriate to recommend to the Board of Directors a policy of rotating the lead audit partner more frequently than every five years, as is required under the rules of the Canadian Public Accountability Board.

Risk Management

The Audit Committee will:

• review with Management the Company's tolerance for financial risks;

• review with Management its assessment of the significant financial risks facing the Company;

• review with Management its assessment of the policies for managing those significant financial risks; and

• review with Management its plans, processes and programs to manage and control such financial risks.

Regulatory Compliance

The Audit Committee will:

• review with Management any comment letters received from regulators and ensure that comments/concerns of the regulators are dealt with satisfactorily and in a timely manner; and

• review with Management the timeliness and accuracy of the Company's filings with regulatory authorities.

Related Party Transactions

The Audit Committee will review with Management all related party transactions and the development of Policies and Procedures related to those transactions.

Board of Directors Relationship and Reporting

The Audit Committee will:

• review and assess the adequacy of the Audit Committee mandate annually and submit such amendments as the Audit Committee proposes to the Board of Directors;

• oversee appropriate disclosure of the Audit Committee mandate, and other information required to be disclosed by applicable securities laws, in the Company's AIF and all other applicable disclosure documents, including any Management Information Circular distributed in connection with the solicitation of proxies from the Shareholders of the Company; and

• report regularly to the Board of Directors on Audit Committee activities, issues and related recommendations.

Chair

The Board of Directors will in each year appoint a Chairman of the Audit Committee (the "AC Chair"). In the AC Chair's absence, or if the position is vacant, the Audit Committee may select another member as AC Chair. The AC Chair will have the right to exercise all powers of the Audit Committee between meetings but will attempt to involve all other Members as appropriate prior to the exercise of any powers and will, in any event, advise all other Members of any decisions made or powers exercised.

Meetings

The Audit Committee shall meet at the request of the AC Chair, but in any event it will meet at least four times a year. Notices calling Meetings shall be sent to all Audit Committee Members, to the Chief Executive Officer and to the AC Chair. The external Auditor or any member of the Audit Committee may call a meeting of the Audit Committee.

Quorum

A majority of Members of the Audit Committee, present in person, by teleconference, or by videoconference will constitute a quorum.

Removal and Vacancy

A Member may resign from the Audit Committee, and may be removed and replaced at any time by the Board of Directors, and will automatically cease to be a member as soon as the Member ceases to be a Board Member. The Board of Directors will fill vacancies in the Audit Committee by appointment from among the Directors in accordance with this mandate. Subject to quorum requirements, if a vacancy exists on the Audit Committee, the remaining Members will exercise all its powers.

Experts and Advisors

In order to carry out its duties, the Audit Committee may retain or appoint, at the Company's expense, such independent counsel and other experts and advisors, as it deems necessary. The Audit Committee shall provide notice to the relevant parties of its actions in this regard.

Access

The Audit Committee may have access to and direct contact with any Employee, contractor, supplier, customer or other person that is engaged in any business relationship with the Company to confirm information or to investigate any matter within the mandate of the Audit Committee.

Secretary and Minutes

The AC Chair shall appoint a secretary for each meeting to keep Minutes of such Meeting. The Minutes of the Audit Committee will be in writing and duly entered into the books of the Company. The Minutes of the Audit Committee will be available to all Board Members.